                                             Filed pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-57101


PROSPECTUS
--------------------------------------------------------------------------------

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS

                        MERIDIAN INDUSTRIAL TRUST, INC.
------------------------------------------------------------


    Meridian Industrial Trust, Inc. (the "Company") may from time to time offer in one or more series its (a) debt securities ("Debt Securities"), (b) warrants to purchase Debt Securities ("Debt Warrants"), (c) Preferred Stock, par value $0.001 per share ("Preferred Stock"), (d) warrants to purchase Preferred Stock ("Preferred Stock Warrants"), (e) Common Stock, par value $0.001 per share ("Common Stock"), or (f) warrants to purchase Common Stock ("Common Stock Warrants"), all having an aggregate initial offering price not to exceed $550,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies, including European Currency Units. The Debt Warrants, Preferred Stock Warrants and Common Stock Warrants are collectively referred to herein as the "Warrants." The Debt Securities, Preferred Stock, Common Stock and Warrants offered by the Company hereby (collectively referred to herein as the "Offered Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement"). Certain holders (the "Selling Stockholders") of the Company's Common Stock and Series B Preferred Stock may also offer and sell certain shares of Common Stock held by them or issuable upon the conversion or exchange of shares of Series B Preferred Stock ("Selling Stockholder Offered Securities" and together with the Company Offered Securities, the "Offered Securities").



    The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (a) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the Holder, terms for sinking fund payments, and any initial public offering price, (b) in the case of Preferred Stock, the designation and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and the number of shares and the terms of the offering and sale thereof, (c) in the case of Common Stock, the number of shares and the terms of the offering and sale thereof, (d) in the case of Warrants, the number and terms thereof, the designation and the number of securities issuable upon exercise, the exercise price, the terms of the offering and sale thereof, and where applicable, the duration and detachability thereof, and (e) in the case of all Offered Securities, whether such Offered Securities will be offered separately or as a unit with other Offered Securities. The Selling Stockholder Offered Securities may be offered in amounts, at prices and on terms to be determined at the time of sale and set forth in a Prospectus Supplement. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.


    The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

    The Company may sell the Offered Securities in or outside the United States through underwriters, brokers or dealers, directly to one or more purchasers, or through agents. The Selling Stockholder Offered Securities may be offered to or through underwriters either separately or in connection with offerings of Offered Securities by the Company. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities. The Company will not receive any of the proceeds from the sale of any of the Selling Stockholder Offered Securities by any of the Selling Stockholders.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------


                 The date of this Prospectus is July 17, 1998.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be obtained from the Commission's worldwide web site at http://www.sec.gov. The Company's outstanding shares of Common Stock are listed on the New York Stock Exchange (the "NYSE") under the symbol "MDN" and all such reports, proxy statements and other information filed by the Company with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005. In addition, warrants to purchase shares of the Company's Common Stock are listed on the American Stock Exchange ("ASE") and such reports, proxy statements and other information filed by the Company with the ASE may be inspected at the ASE's offices at 86 Trinity Place, New York, New York 10006-1881.

    This Prospectus constitutes part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                           INCORPORATION BY REFERENCE

    There are incorporated herein by reference the following documents heretofore filed by the Company with the Commission (File No. 1-14166):

        (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

        (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

        (c) Current Report on Form 8-K filed February 23, 1998;

        (d) Current Report on Form 8-K filed March 16, 1998;

        (e) Current Report on Form 8-K filed May 29, 1998;

        (f)  Current Report on Form 8-K filed June 23, 1998;

        (g) Current Report on Form 8-K filed June 26, 1998;

        (h) Current Report on Form 8-K filed July 2, 1998; and

        (i) The description of the Common Stock contained in the Company's registration statement on Form 8-A filed on January 4, 1996 for registration of the Common Stock pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to General Counsel, Meridian Industrial Trust, Inc., 455 Market Street, 17th Floor, San Francisco, California 94105.

    AS USED HEREIN THE TERM "COMPANY" INCLUDES MERIDIAN INDUSTRIAL TRUST, INC., A MARYLAND CORPORATION, AND ONE OR MORE OF ITS SUBSIDIARIES, AS APPROPRIATE. CERTAIN ADDITIONAL TERMS CONTAINED HEREIN ARE DEFINED IN THE GLOSSARY OF THIS PROSPECTUS.

                                  THE COMPANY

    Meridian Industrial Trust, Inc. is a self-administered and self-managed real estate operating company engaged primarily in the business of owning, acquiring, developing, managing and leasing income-producing warehouse/distribution and light industrial properties. Based on the total square feet of leasable space and management's knowledge of the industrial real estate market, the Company believes it is one of the largest public owners and managers of modern industrial space for lease in the United States. The Company's strategy is to be a demand-driven, competitively priced, nationwide provider of warehouse/distribution space.

    The Company's fundamental business objective is to maximize total return to its stockholders by increasing cash flow per share and increasing the long-term value of the Company's properties. In order to achieve this objective, the Company will seek to add value to the Company's Properties, build market share, achieve name recognition and continue to improve its operating efficiency. The Company places a high priority on disciplined portfolio management and anticipating customers' needs. The Company intends to achieve its primary business objective by applying its corporate strategies to achieve growth in its portfolio of Properties. The Company will seek to grow through (a) acquiring warehouse/distribution properties, (b) developing warehouse/distribution properties to meet customer demand, (c) selectively acquiring land parcels in anticipation of development projects, (d) repositioning the Company's existing portfolio by selling Properties which no longer meet its investment objectives and reinvesting the proceeds and (e) maximizing cash flow from its operating Properties by increasing occupancy levels and releasing space at higher levels.

    The Company's executive offices are located at 455 Market Street, 17th Floor, San Francisco, California 94105, and its telephone number at those offices is (415) 281-3900.

                                USE OF PROCEEDS

    Unless otherwise described in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for the acquisition and development of additional industrial properties, as suitable opportunities arise, for the repayment of certain outstanding indebtedness at such time, for capital improvements to properties and for general corporate purposes. None of the proceeds from the sale of any of the Selling Stockholder Offered Securities by any of the Selling Stockholders will be received by the Company.

      RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

    For the three months ended March 31, 1998 and for the years ended December 31, 1996 and 1997, the Company's ratio of earnings to fixed charges was 2.75x, 2.73x and 2.60x, respectively. For the same periods, the ratio of earnings to combined fixed charges and preferred dividends was 2.42x, 2.24x and 1.91x, respectively. For the period from May 18, 1995 (inception) to December 31, 1995, except for interest earned on its investments and general and administrative expenses incurred and accrued the Company had no activities. During this period the Company's fixed charges were in excess of earnings by $1.29 million and combined fixed charges and preferred dividends were in excess of earnings of $1.32 million.

    For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, and amortization of capitalized loan fees.

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Debt Securities.

    The Debt Securities will be issued under an indenture, dated as of a date prior to the issuance of the Debt Securities, as amended or supplemented from time to time (the "Indenture"), between the Company and a trustee (the "Trustee") chosen by the Company and qualified to act as Trustee under the Trust Indenture Act of 1939, as amended (the "TIA"). The form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available for inspection as described above under "Available Information." The Indenture is subject to, and governed by, the TIA. The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture. All Section references appearing herein are to sections of the Indenture.

    Wherever particular Sections or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated by reference herein or therein, as the case may be.

GENERAL

    The Debt Securities will be direct, unsecured obligations of the Company and will rank PARI PASSU with all other unsecured and unsubordinated indebtedness of the Company. The Debt Securities are non-convertible and will be effectively subordinated to any secured indebtedness of the Company and any indebtedness of the Company's Subsidiaries. At least one nationally-recognized statistical rating organization will have assigned an investment grade rating to the Debt Securities at the time of sale. At March 31, 1998, the Company and its Subsidiaries had $94.0 million of secured indebtedness and $251.9 million of unsecured indebtedness outstanding. The Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board as established in the Indenture or in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section
301).

    The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 610). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee (Section 609) and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

    The applicable Prospectus Supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities:

        (a) the title of such Debt Securities;

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
        (b) any limit on the aggregate principal amount of such Debt Securities or the series of which they are a part;

        (c) the Person to whom any interest on a Debt Security shall be payable, if other than the Person in whose name the Debt Security is registered;

        (d) the date or dates on which the principal of any of such Debt Securities will be payable;

        (e) the rate or rates at which any of such Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date;

        (f) the place or places where the principal of and any premium and interest on any of such Debt Securities will be payable;

        (g) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities may be redeemed, in whole or in part, at the option of the Company;

        (h) the obligation, if any, of the Company to redeem or purchase any of such Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which, and the terms and conditions on which, any of such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation;

        (i) the denominations in which any of such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

        (j) if the amount of principal of or any premium or interest on any of such Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

        (k) if other than the entire principal amount thereof, the portion of the principal amount of any of such Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof;

        (l) if the principal amount payable at the Stated Maturity of any of such Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined);

        (m) if applicable, that such Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indenture described under "--Defeasance and Covenant Defeasance--Defeasance and Discharge" or "--Defeasance and Covenant Defeasance--Defeasance of Certain Covenants," or under both such captions;

        (n) whether any of such Debt Securities will be issuable in whole or in part in the form of one or more Global Debt Securities and, if so, the respective Depositaries for such Global Debt Securities, the form of any legend or legends to be borne by any such Global Debt Security in addition to or in lieu of the legend referred to under "--Global Debt Securities" and, if different from those described under such caption, any circumstances under which any such Global Debt Security may be exchanged in whole or in part for Debt Securities registered, and any transfer of such Global Debt Security in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Debt Security or its nominee;

        (o) any addition to or change in the Events of Default applicable to any of such Debt Securities and any change in the right of the Trustee or the Holders thereof to declare the principal amount of any of such Debt Securities due and payable;

        (p) any addition to or change in the covenants in the Indenture described under "--Certain Covenants" applicable to any of such Debt Securities; and

        (q) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

    Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to Debt Securities sold at an original issue discount may be described in the applicable Prospectus Supplement.

    Except as described under "--Merger, Consolidation or Sale" or "--Certain Covenants" or as may be set forth in any Prospectus Supplement, the Indenture does not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of the Debt Securities protection in the event of (a) a highly leveraged or similar transaction involving the Company, the management of the Company or any affiliate of any such party, (b) a change of control or (c) a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the Holders of the Debt Securities. In addition, subject to the limitations set forth under "--Merger, Consolidation or Sale," the Company may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Company, that would increase the amount of the Company's indebtedness or substantially reduce or eliminate the Company's assets, which may have an adverse effect on the Company's ability to service its indebtedness, including the Debt Securities. However, restrictions on ownership and transfers of the Company's Common Stock designed to preserve its status as a REIT and the provisions of the Company's Stockholder Rights Plan each may act to prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, REGISTRATION AND TRANSFER

    The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable Prospectus Supplement, only in denominations of $1,000 and integral multiples thereof (Section 302).

    At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Debt Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount (Section 305).

    Subject to the terms of the Indenture and the limitations applicable to Global Debt Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. Any transfer agent

(in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable Prospectus Supplement (Section 305).

    The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series (Section 1002).

    If the Debt Securities of any series (or of any series and specified terms) are to be redeemed in part, the Company will not be required to (a) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified terms, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing, (b) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part or (c) to issue, register the transfer of or exchange any Debt Security that has been surrendered for payment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section
305).

GLOBAL DEBT SECURITIES

    Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Debt Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Each Global Debt Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture (Section 305).

    Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Debt Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Debt Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Debt Security or any nominee of such Depositary unless (a) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Debt Security or has ceased to be qualified to act as such as required by the Indenture, (b) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities represented by such Global Debt Security or (c) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement (Section 305). All securities issued in exchange for a Global Debt Security or any portion thereof will be registered in such names as the Depositary may direct (Sections 204 and 305).

    As long as the Depositary, or its nominee, is the registered Holder of a Global Debt Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Debt Security and the Debt Securities represented thereby for all purposes under the Debt Securities and the Indenture (Section 308). Except in the limited circumstances referred to above, owners of beneficial interests in a Global Debt Security will not be entitled to have such Global Debt Security or any Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Debt Security or any Debt Securities represented thereby for any purpose under the Debt Securities or the Indenture. All payments of principal of and any premium and Interest on a Global Debt Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Debt Security.

    Ownership of beneficial interests in a Global Debt Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Debt Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Debt Security to the accounts of its participants. Ownership of beneficial interests in a Global Debt Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Debt Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Trustee or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Debt Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

    Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a Global Debt Security, in all cases, will trade in the Depositary's settlement system, in which secondary market trading activity in those beneficial interests will be required by the Depositary to settle in immediately available funds. The Company cannot predict the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a Global Debt Security upon the original issuance thereof will be required to be made in immediately available funds.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest (Section 307).

    Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Trustee will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series (Section 1002).

    All moneys paid by the Company to a Paying Agent for the payment of the principal of, or any premium or interest on, any Debt Security that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Debt Security thereafter may look only to the Company for payment thereof (Section 103).

    Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such

Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Prospectus Supplement (Section 307).

MERGER, CONSOLIDATION OR SALE

    The Company may not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person (a "successor Person"), and may not permit any Person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, the Company, unless (a) the successor Person (if any) is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction and assumes, by a supplemental indenture, the Company's obligations on the Debt Securities and under the Indenture, (b) immediately after giving effect to the transaction, and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result of the transaction as having been incurred by it at the time of the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (c) certain other conditions are met (Section 801).

CERTAIN COVENANTS

    EXISTENCE. Except as permitted under "--Merger, Consolidation or Sale," the Company will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1005).

    MAINTENANCE OF PROPERTIES. The Company will be required to cause all properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company shall not be prevented from discontinuing the operation or maintenance of any of its properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Holders (Section 1006).

    INSURANCE. The Company will be required to, and to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage with insurers of recognized responsibility in commercially reasonable amounts and types (Section 1008).

    PAYMENT OF TAXES AND OTHER CLAIMS. The Company will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (b) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1007).

    PROVISION OF FINANCIAL INFORMATION. Whether or not the Company is subject to Section 13 or Section 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or Section 15(d) (the "Financial Statements") if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (a) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities whose names appear in the Security Register for such Debt Securities, as their names and addresses appear in the Security Register for such Debt Securities, without cost to such Holders, copies of the annual reports and quarterly reports which the Company would have been required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) file with any Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or
Section 15(d) of the Exchange Act if the Company were subject to such Sections and (b) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1010).


    LIMITATIONS ON INCURRENCE OF INDEBTEDNESS. The Company will not, and will not permit any Subsidiary to, incur any Indebtedness (as defined below), other than intercompany debt representing Indebtedness to which the only parties are the Company and any of its Subsidiaries (but only so long as such Indebtedness is held solely by the Company and any Subsidiary) that is subordinate in right of payment to Outstanding Debt Securities, if, immediately after giving effect to the incurrence of such additional Indebtedness, the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries on a consolidated basis is greater than 60% of the sum of (a) Total Assets (as defined below) as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Trustee (or such reports of the Company if filed by the Company with the Trustee in lieu of filing its own reports) prior to the incurrence of such additional Indebtedness and (b) the increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Indebtedness (such increase, together with the Total Assets, is referred to as "Adjusted Total Assets") (Section 1009).


    In addition to the foregoing limitation on the incurrence of Indebtedness, the Company will not, and will not permit any Subsidiary to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge (in each case as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.5 to 1, on a pro forma basis, after giving effect to the incurrence of such Indebtedness and to the application of the proceeds therefrom and calculated on the assumption that (a) such Indebtedness and any other Indebtedness incurred by the Company or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period, (b) the repayment or retirement of any other Indebtedness by the Company or its Subsidiaries since the first day of such four-quarter period had occurred at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period), (c) the income earned on any increase in Adjusted Total Assets since the end of such four-quarter period had been earned on an annualized basis, during such period, and (d) in the case of any acquisition or disposition by the Company or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation (Section
1009). Further, the Company will not, and will not permit any Subsidiary to, incur any Secured Indebtedness of the Company or any Subsidiary if, immediately after giving effect to the incurrence of such additional Secured Indebtedness, the aggregate principal amount of all outstanding Secured Indebtedness of the Company and its Subsidiaries on a consolidated basis would be greater than 40% of Adjusted Total Assets. As used herein, "Secured Indebtedness" means Indebtedness secured by any mortgage, lien, charge, encumbrance, trust, deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible assets.


    MAINTENANCE OF TOTAL UNENCUMBERED ASSETS. For so long as there are Outstanding any Debt Securities (other than Debt Securities that are not, by their terms, entitled to the benefit of this covenant), the Company is required to maintain Total Unencumbered Assets (as defined below) of not less than 150% of the aggregate outstanding principal amount of all outstanding Unsecured Indebtedness (as defined below) (Section 1009).

    As used herein:

    "Annual Service Charge" as of any date means the amount which is expensed in any 12-month period for interest on Indebtedness of the Company and its Subsidiaries.

    "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income (a) plus amounts which have been deducted for (i) interest on Indebtedness of the Company and its Subsidiaries, (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization of Indebtedness discount, (iv) losses and provisions for losses on properties, (v) depreciation and amortization, (vi) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, (vii) amortization of deferred charges and (viii) the effect of net losses of joint ventures in which the Company or any Subsidiary owns an interest to the extent not requiring a use of cash, and (b) less amounts which have been included for (i) gains from sales or dispositions of properties and
(ii) the effect of net income of joint ventures in which the Company or any Subsidiary owns an interest to the extent not providing a source of cash.

    "Consolidated Net Income" for any period means the amount of consolidated net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.


    "Indebtedness" of the Company or any Subsidiary means any indebtedness of the Company or such Subsidiary, as applicable, whether or not contingent, in respect of (a) borrowed money evidenced by bonds, notes, debentures or similar instruments, (b) indebtedness secured by a mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or such Subsidiary, (c) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance that constitutes an accrued expense or trade payable or (d) any lease of property by the Company or such Subsidiary as lessee which is reflected in the Company's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (a) through (c) above to the extent that any such items (other than letters of credit) would appear as a liability on the Company's consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by the Company or such Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Company or any Subsidiary).

    "Recourse Indebtedness" means Indebtedness, other than Secured Indebtedness as to which Secured Indebtedness the liability of the obligor thereon is limited to its interest in the collateral securing such Secured Indebtedness, provided that no such Secured Indebtedness shall constitute Recourse Indebtedness by reason of provisions therein for imposition of full recourse liability on the obligor for certain wrongful acts, environmental liabilities, or other customary exclusions from the scope of so-called "non-recourse" provisions.

    "Secured Indebtedness" means Indebtedness secured by any mortgage, lien, charge, encumbrance, trust, deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other like agreement granting or conveying security title to or a security interest in real property or other tangible assets. Secured Indebtedness shall be deemed to be incurred (a) on the date the Company or any Subsidiary creates, assumes, guarantees or otherwise becomes liable in respect thereof if it is secured in the manner described in the preceding sentence on such date or (b) on the date the Company or any Subsidiary first secures such Indebtedness in the manner described in the preceding sentence if such Indebtedness was not so secured on the date it was incurred.

    "Subsidiary" means (a) a corporation, partnership, limited liability company, trust, real estate investment trust or other entity a majority of the voting power of the voting equity securities of which are owned, directly or indirectly, by the Company or by one or more Subsidiaries of the Company; (b) a partnership, limited liability company, trust, real estate investment trust or other entity not treated as a corporation for federal income tax purposes the majority of the value of the equity interests of which are owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company; and (c) one or more corporations which, either individually or in the aggregate, would be Significant Subsidiaries (as defined under Regulation S-X promulgated under the Securities Act, except that the investment, asset and equity thresholds for purposes of this definition shall be 5%), the majority of the value of the equity interests of which are owned, directly or indirectly, by the Company or by one or more Subsidiaries of the Company.

    "Total Assets" as of any date means the sum of (a) Undepreciated Real Estate Assets and (b) all other assets of the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles and straight-line rents receivable).

    "Total Unencumbered Assets" means the sum of (a) those Undepreciated Real Estate Assets which have not been pledged, mortgaged or otherwise encumbered by the owner thereof to secure Indebtedness, excluding infrastructure assessment bonds and (b) all other assets of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles (but excluding intangibles and straight-line rents receivable) which have not been pledged, mortgaged or otherwise encumbered by the owner thereof to secure Indebtedness.

    "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

    "Unsecured Indebtedness" means Indebtedness which is (a) not subordinated to any other Indebtedness and (b) not secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the properties of the Company or any Subsidiary.

    ADDITIONAL COVENANTS. Any additional or different covenants of the Company with respect to any series of Debt Securities will be set forth in the applicable Prospectus Supplement.

EVENTS OF DEFAULT

    Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay any interest on any Debt Securities of that series when due, and continuance of such failure for a period of 30 days; (b) failure to pay principal of or any premium on any Debt Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series other than that series), that has continued for 60 days after written notice has been given by the Trustee, or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series, as provided in the Indenture; (e) failure to pay when due (subject to any applicable grace period) the principal of, or acceleration of, any Recourse Indebtedness of the Company, if, in the case of any such failure, such Recourse Indebtedness has not been discharged or, in the case of any such acceleration, such indebtedness has not been discharged or such acceleration has not been rescinded or annulled, in each case within 10 days after written notice has been given by the Trustee, or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series, as provided in the Indenture, if the aggregate outstanding principal amount of such Recourse Indebtedness under the instrument with respect to which such default or acceleration has occurred exceeds $5 million; (f) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary or any of their respective property; and
(g) any other event of default provided with respect to a particular series of Debt Securities (Section 501).

    If an Event of Default (other than an Event of Default described in clause
(f) above) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default described in clause (f) above with respect to the Debt Securities of any series at the time Outstanding shall occur, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security or other Debt Security, such specified amount) will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture (Section 502). For information as to waiver of defaults, see "--Modification and Waiver."

    Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity (Section 603). Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series (Section 512).

    No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (a) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (b) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (c) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer (Section 507). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security (Section 508).

    Within 120 days after the close of each fiscal year, the Company will be required to furnish to the Trustee a statement by certain of the Company's officers as to whether the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults (Section 1004).

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or any premium or interest on, any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (h) modify such provisions with respect to modification and waiver (Section 902).

    The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions of the Indenture (Section 1011). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture that cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected (Section 513).

    The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date (a) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date and (b) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security. Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1302, will not be deemed to be Outstanding (Section 101).

    Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the Company (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time (Section 104).

    Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holders of Debt Securities for any of the following purposes: (a) to evidence the succession of another person to the Company and the assumption by such successor of the covenants of the Company in the Indenture and the Debt Securities; (b) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture;
(c) to add events of default for the benefit of the Holders of all or any series of Debt Securities; (d) to add to or change any provisions of the Indenture as necessary to permit or facilitate the issuance of Debt Securities in uncertificated form; (e) to add to, change or eliminate any of the provisions of the Indenture with respect to one or more series of Debt Securities, so long as the changes (i) do not (x) apply to any Debt Securities of any series created prior to such modification or amendment and entitled to the benefit of such provision or (y) modify the rights of the holder of any such Debt Security with respect to such provision, or (ii) will only become effective when there is no such Debt Security Outstanding; (f) to secure the Debt Securities; (g) to establish the form or terms of Debt Securities of any series as permitted in the Indenture; or (h) to provide for the acceptance of appointment by a successor Trustee (Section 901).

    The Indenture contains provisions for convening meetings of the Holders of Debt Securities (Section 1501). A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities. Any resolution passed or decision taken at any meeting of Holders of Debt Securities duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

    Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (a) there shall be no minimum quorum requirement for such meeting and
(b) the principal amount of the Outstanding Debt Securities that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

DEFEASANCE AND COVENANT DEFEASANCE

    If and to the extent indicated in the applicable Prospectus Supplement, the Company may elect, at its option at any time, to have the provisions of Section 1302 of the Indenture, relating to defeasance and discharge of indebtedness, or
Section 1303, relating to defeasance of certain restrictive covenants in the Indenture, applied to the Debt Securities of any series, or to any specified part of a series (Section 1301).

DEFEASANCE AND DISCHARGE

    The Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1302 applied to any Debt Securities, the Company will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur (Sections 1302 and 1304).

DEFEASANCE OF CERTAIN COVENANTS

    The Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1303 applied to any Debt Securities, the Company may omit to comply with certain restrictive covenants, including those described under "Certain Covenants," in the last sentence under "--Merger, Consolidation or Sale" and any that may be described in the applicable Prospectus Supplement, and the occurrence of certain Events of Default, which are described above in clause
(d) (with respect to such restrictive covenants) and clauses (e) and (g) under "--Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such Debt Securities. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercised this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments (Sections 1303 and 1304).

    "U.S. Government Obligations" means securities which are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as a agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian of the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt (Section 1304).

NOTICES

    Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register (Sections 101 and 106).

TITLE

    The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes (Section 308).

NO CONVERSION RIGHTS

    The Debt Securities will not be convertible into or exchangeable for any stock of the Company or equity interest in the Company.

                              DESCRIPTION OF STOCK

    The following is a summary of certain features of the Company's stock. This summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the Charter and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information."

GENERAL

    Under the Charter, the Company is authorized to issue a total of 200 million shares of stock, consisting of 175 million shares of Common Stock, par value $.001 per share, and 25 million shares of Preferred Stock, par value $.001 per share. The Company is a Maryland corporation. Under Maryland law, stockholders generally are not responsible for the corporation's debts or obligations.

COMMON STOCK

    All the shares of Common Stock offered by this Prospectus will be duly authorized, fully paid and nonassessable. They will also be subject to the ownership and transfer restrictions contained in the Charter (described under "--Restrictions on Ownership and Transfer").


    Subject to the preferential rights of any other shares or series of stock and the REIT ownership provisions set forth in the Charter, holders of shares of Common Stock are entitled to receive dividends on shares if, as and when authorized and declared by the Board out of assets legally available for distribution. Under the MGCL, a dividend or other distribution may not be made if after giving effect to it (a) the corporation would not be able to pay its debts as they become due in the usual course of business or (b) the corporation's total assets would be less than the corporation's total liabilities plus (unless the corporation's charter provides otherwise, which the Charter does not) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving the distribution. Subject to the preferential rights of any other shares or series of stock, Holders of shares of Common Stock also are entitled to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of the Company's liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.



    Subject to the REIT ownership provisions set forth in the Charter, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as otherwise required by law or except as provided with respect to the Series D Preferred Stock or any other class or series of stock, the holders of shares of Common Stock possess the exclusive voting power of the Company. There is no cumulative voting for the election of directors of the Company, which means that the holders of a majority of the outstanding shares of Common Stock will be able to elect all the directors for whom such holders vote, and the holders of the remaining shares of Common Stock will not be able to elect any directors. As explained under "--Designated Preferred Stock," the holders of shares of Series B Preferred Stock and Series D Preferred Stock will have rights to elect directors under certain circumstances.


    Holders of shares of Common Stock have no conversion, sinking fund or redemption rights or any preemptive rights to subscribe for any additional securities of the Company. All shares of Common Stock have equal distribution, liquidation and other rights, and have no preference or exchange rights.

    Under the Maryland General Corporation Law (the "MGCL"), a corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of holders of at least two-thirds of the shares entitled to vote on the matter or such lesser percentage (but not less than a majority of all of the votes to be cast on the matter) as is set forth in the corporation's charter. The Charter provides that, subject to the rights of any series of Preferred Stock then outstanding, such extraordinary transactions may be approved by the affirmative vote of a majority of all of the votes entitled to be cast on such matters.

    The transfer agent and registrar for the shares of Common Stock is First Chicago Trust Company of New York.

PREFERRED STOCK

    The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which a Prospectus Supplement may relate. Specific terms of any series of Preferred Stock offered by a Prospectus Supplement will be described in the Prospectus Supplement relating to such series. The description set forth below is subject to and qualified in its entirety by reference to the articles supplementary establishing a particular series of Preferred Stock, which will be filed with the SEC in connection with the offering of such series.


    Under the Charter, the Board is authorized, without further stockholder action, to provide for the issuance of up to 25 million shares of Preferred Stock in one or more series (of which 1,623,376 shares are currently classified as Series B Preferred Stock and 2,300,000 shares are currently classified as Series D Preferred Stock). Shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board, subject to the rights of holders of any series of Preferred Stock then outstanding. Prior to the issuance of shares of each series, the Board is required by the MGCL and the Charter to fix (subject to the express terms of any class or series of the Company stock outstanding at the time and the ownership and transfer restrictions contained in the Charter, described under "-- Restrictions on Transfer and Ownership") the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each series. Such rights, powers, restrictions and limitations could include the right to receive specified dividend payments and payments on liquidation prior to any such payments being made to the holders of shares of Common Stock. The Board could also authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of shares of Common Stock might receive a premium for their shares over the then market price of such shares.


    The rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of the Preferred Stock of each series will be fixed or designated by the Board pursuant to the articles supplementary. The specific terms of a particular series of Preferred Stock offered hereby will be described in a Prospectus Supplement relating to such series and will include the following:
(a) the maximum number of shares to constitute the series and the distinctive designation thereof; (b) the annual dividend rate, if any, on shares of the series (or the method of calculating such rate), whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, and whether dividends will be cumulative; (c) whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which such shares may be redeemed, including the time during which such shares may be redeemed and any accumulated dividends thereon that the holders of such shares shall be entitled to receive upon the redemption thereof;
(d) the liquidation preference, if any, applicable to shares of the series; (e) whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent to and manner in which any such fund shall be applied to the purchase or redemption of such shares for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund; (f) the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company or another corporation or any series of any other class or classes, or of any other series of the same class, including the price or rate of conversion or exchange and the method, if any, of adjusting the same; (g) the voting rights, if any, on the shares of the series; and (h) any other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

    The Preferred Stock will, when issued, be fully paid and nonassessable.

    The transfer agent, registrar and dividend disbursement agent for a series of Preferred Stock will be selected by the Company and will be described in the applicable Prospectus Supplement. The registrar for shares of Preferred Stock will send notices to stockholders of any meetings at which holders of the Preferred Stock have the right to elect directors of the Company or to vote on any other matter.

DESIGNATED PREFERRED STOCK

    In connection with the formation and initial capitalization of the Company, the Company issued a total of one million shares of Series A Preferred to the Merged Trusts and Trust 83. These shares were cancelled or redeemed in connection with the Merger and no shares of the Series A Preferred Stock are outstanding.


    The Company issued a total of 2,272,727 shares of Series B Preferred Stock for a total purchase price of $35 million or $15.40 per share on February 23, 1996. On June 29, 1998, OTR converted 649,351 of the outstanding shares of Series B Preferred Stock into 649,351 shares of Common Stock. At June 30, 1998, 1,623,376 shares of Series B Preferred Stock remained outstanding.



    The Company issued 2,000,000 shares of Series D Preferred Stock on June 30, 1998 in a public offering. The Company also granted the underwriters in the Series D Preferred Stock offering an option to purchase up to 300,000 additional shares of Series D Preferred Stock at the initial public offering price of $25.00 per share less the underwriting discount, solely to cover over-allotments, if any. The underwriters' over-allotment option expires on July 30, 1998.



    SERIES B PREFERRED STOCK. The following summary sets forth the material terms and provisions of the Series B Preferred Stock, and is qualified in its entirety by reference to the provisions of the Company's Charter, which is incorporated herein by reference.



    The Company issued a total of 2,272,727 shares of Series B Preferred Stock for a total purchase price of $35 million or $15.40 per share on February 23, 1996. The Board has established the rights, powers, restrictions and limitations of the Series B Preferred Stock. The holders of shares of Series B Preferred Stock are entitled to receive cumulative dividends: (a) for the first eight quarterly dividend periods after issuance, in an amount per share equal to the greater of (i) $0.31 per quarter or (ii) 103% (as adjusted from time to time by the Board as the conversion price of the Series B Preferred Stock is adjusted from time to time) of the quarterly dividend payable per share of Common Stock during that period (determined as of the date on which the applicable Common Stock dividend is authorized) and (b) beginning with the ninth quarterly dividend period after issuance, in an amount per share equal to the greater of
(i) the quarterly dividend payable on the Series B Preferred Stock for the eighth quarterly dividend period after issuance or (ii) the dividend paid per share of Common Stock (determined as of the date on which the Common Stock dividend for the corresponding Common Stock dividend period is authorized and as adjusted from time to time by the Board as the conversion price of the Series B Preferred Stock is adjusted from time to time).



    The holders of shares of Series B Preferred Stock also are entitled to a liquidation preference of $15.40 per share (equivalent to the initial purchase price) plus accumulated unpaid dividends if the Company is liquidated or dissolved prior to the redemption or conversion of those shares. The rights of holders of Series B Preferred Stock to cumulative dividends and the liquidation preference are senior to the rights of holders of Common Stock to dividends or any distributions upon liquidation or dissolution of the Company.



    Each share of Series B Preferred Stock is convertible at the option of its holder at any time into shares of Common Stock at a conversion price of $15.40 per share of Common Stock (the "Conversion Price") (equivalent to an initial conversion rate of one share of Common Stock per share of Series B Preferred), subject to adjustment to reflect stock dividends, splits, combinations and issuances of stock by reclassification of Common Stock. In addition, if the Company issues for cash or other consideration shares of Common Stock or any security convertible into or exchangeable or exercisable for Common Stock (other than securities issued to directors, officers or employees of the Company and securities issued in connection with property acquisitions that are approved by the Investment Committee of the Board and the designee, if any, of the Series B Preferred Stock then sitting on the Board) at a price, including any additional consideration payable upon any such conversion, exchange or exercise (before deduction of any reasonable and customary discounts, commissions, fees and other expenses of issuance and marketing) that is less than $16.00 as adjusted from time to time by the Board upon certain other adjustments to the conversion price, there will be a reduction in the conversion price of the Series B Preferred Stock equal to the amount by which $16.00 (as adjusted) exceeds the purchase, exchange or conversion price. If the Company engages in more than one such issuance, the amount of the adjustment to the Conversion Price will be equal to the greatest individual reduction. However, such adjustments will not be cumulative. The number of shares of Common Stock actually issuable upon the conversion of the Series B Preferred Stock will be determined by dividing the total liquidation preference of such shares (plus all unpaid accumulated dividends, except any dividends accumulated after the end of the last-completed quarterly dividend period on shares of Series B Preferred Stock presented for conversion) by the conversion price in effect at that time.



    At any time on or after January 1, 1999 and on or before December 31, 2004, the Company, at its option, may convert the outstanding shares of Series B Preferred Stock, in whole but not in part, into shares of Common Stock at the then effective conversion price per share (currently equivalent to an initial conversion rate of one share of Common Stock per share of Series B Preferred Stock), subject to certain adjustments, so long as: (a) the average closing price of Common Stock on the NYSE during any 20 trading days in a period of 30 consecutive trading days ending on the trading day immediately preceding the date the Company provides notice of exercise of its right to convert the Series B Preferred Stock meets or exceeds the following percentages of the then-applicable Conversion Price (the "Conversion Price Premium"):



YEAR                                                                                PERCENTAGE
---------------------------------------------------------------------------------  -------------
1999.............................................................................        115.0%
2000.............................................................................        119.0
2001.............................................................................        123.0
2002.............................................................................        127.5
2003 and 2004....................................................................        132.0



and (b) the closing price of the Common Stock on the trading day immediately preceding the date the Company provides notice of exercise of this option equals or exceeds the applicable Conversion Price Premium.



    At any time on or after January 1, 1999 and on or before December 31, 2004, the Company, at its option, may redeem the Series B Preferred Stock, in whole or in part (but in no event for a total consideration that is less than $1 million), for a per share cash price as follows:



                                                                                   REDEMPTION
YEAR                                                                                 PRICE
--------------------------------------------------------------------------------  ------------
1999............................................................................   $    16.95
2000............................................................................        17.35
2001............................................................................        17.80
2002............................................................................        18.25
2003 and 2004...................................................................        18.70



plus, in each case, accumulated unpaid dividends to and including the date fixed for redemption. If the Company exercises its right to redeem the Series B Preferred Stock, the holder's conversion right will terminate five days before the redemption date.



    The holders of Series B Preferred Stock vote together with the holders of the Common Stock on an as-converted basis on all matters submitted to a vote of the Company's common stockholders. In addition, for so long as Ameritech and OTR collectively hold shares of Series B Preferred Stock representing on an as-converted basis more than 15% of the publicly-traded shares of Common Stock (excluding shares owned by Hunt, USAA, officers and directors of the Company or Ameritech and OTR and as otherwise defined in the agreement with Ameritech and OTR), the holders of Series B Preferred Stock will be entitled to require the Company to increase the size of the Board by one person (there currently are nine Company directors) and to elect that additional director. That percentage will be reduced to one-half of the then-effective percentage in the event of a partial redemption or conversion of the Series B Preferred Stock. (The applicable percentage is referred to in this Prospectus as the "Minimum Ownership Level".) At the Company's next annual meeting following any such election, the size of the Board will be reduced to nine persons and, at that meeting and each succeeding annual meeting for so long as Ameritech and OTR collectively hold shares of Series B Preferred Stock representing on an as-converted basis more than the Minimum Ownership Level and the holders of the Series B Preferred Stock elect to exercise such right, the holders of the Series B Preferred Stock, voting as a separate class, will be entitled to elect one director to serve on the Board by majority vote. If dividends on the Series B Preferred Stock are in arrears for six quarterly dividend periods (whether or not consecutive), and Ameritech and OTR collectively hold all the outstanding shares of Series B Preferred Stock, then the Board will be increased by two (in addition to the director referred to previously), and Ameritech will have the right to designate one such director and OTR will have the right to designate the other such director. If Ameritech and OTR do not then hold all of the outstanding shares of Series B Preferred Stock, then the holders of a majority of the Series B Preferred Stock voting separately as a class will have the right to elect one director to serve on the Board until all such dividend arrearages are eliminated. According to Ameritech's Form 13D dated October 10, 1997, Ameritech stated that it does not currently intend to exercise its right to appoint a director. At the next annual meeting of stockholders of the Company after the election of such director or directors if necessary, the size of the Board will be reduced to: (a) nine persons if one director is so elected; and (b) ten directors if two directors are so elected. In either case, that shall be the maximum membership of the Board until such time as all arrearages in dividends shall have been paid. The Company may not amend the provisions of the Series B Preferred Stock in a manner that adversely affects the right of the holders of the Series B Preferred Stock without the affirmative vote of holders of at least 75% of the outstanding shares of Series B Preferred Stock. The holders of the Series B Preferred Stock also have the right to approve certain extraordinary corporate transactions by a majority vote, including a merger in which the Company is not the surviving entity and any sale of all or substantially all of the Company's assets.



    The Company has agreed in connection with the Stock Purchase Agreement with Ameritech and OTR that until such time as Ameritech and OTR cease to hold shares of Series B Preferred Stock (or Common Stock in the event of a conversion of Series B Preferred) representing on an as-converted basis in the aggregate at least the Minimum Ownership Level, the Company is subject to a number of operating covenants, including: (a) the Company may not repurchase more than $5 million of Common Stock in the aggregate; (b) the Company may not incur debt that, at the time the debt is incurred, would result in the Company having a debt-to-total-debt-and-equity-capitalization ratio above 60%; (c) the Company may engage in transactions with affiliates only with the approval of a majority of its disinterested directors and upon terms no less favorable than those that could be obtained in an arms' length transaction and, if the value of any such transaction exceeds 10% of the fair market value of the Company's assets as determined by the Board, the Company must obtain a third-party appraisal or other confirmation that such transaction is on terms no less favorable to the Company than those that could be obtained in an arm's-length transaction; and
(d) the Company must continue to qualify as a real estate operating company.



    SERIES D PREFERRED STOCK. The following summary sets forth the material terms and provisions of the Series D Preferred Stock, and is qualified in its entirety by reference to the provisions of the Articles Supplementary relating to the Series D Preferred Stock (the "Articles Supplementary") and the Company's Charter, which are incorporated by reference herein.

    The holders of the Series D Preferred Stock have no preemptive rights with respect to any shares of the stock of the Company or any other securities of the Company convertible into, or carrying rights or options to purchase, any such shares. The Series D Preferred Stock is not subject to any sinking fund or other obligation of the Company to redeem or retire the Series D Preferred Stock.

    The transfer agent, registrar and dividend disbursing agent for the Series D Preferred Stock is First Chicago Trust Company of New York.


    With respect to payment of dividends and amounts upon liquidation, dissolution or winding up, the Series D Preferred Stock ranks senior to the Common Stock. While any shares of Series D Preferred Stock are outstanding, the Company may not authorize, create or increase the authorized amount of any class of security that ranks senior to the Series D Preferred Stock with respect to the payment of dividends or amounts payable upon liquidation, dissolution or winding up, or any class of security convertible into shares of such a class, without the consent of the holders of at least two-thirds of the outstanding Series D Preferred Stock and Parity Shares (as defined below), voting as a single class unless provision is made for the redemption of the Series D Preferred Stock. However, the Company may create additional classes of other stock, increase the authorized number of shares of Preferred Stock or issue series of Preferred Stock ranking on a parity with the Series D Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up (a "Parity Share") without the consent of any holder of Series D Preferred Stock.



    Holders of the Series D Preferred Stock are entitled to receive, when and as declared by the Board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.75% of the liquidation preference per annum (equivalent to $2.1875 per share per annum). Such dividends will be cumulative from the date of original issue and payable quarterly in arrears on the last calendar day (or, if such day is not a business day, the next business day) of each January, April, July and October (each, a "Dividend Payment Date"). Any dividends payable on the Series D Preferred Stock for any partial dividend period will be computed on the basis of the actual number of days in such period. Dividends will be payable to holders of record as they appear in the records of the Company at the close of business on the applicable record date, which will be the date designated as such by the Board of Directors of the Company that is not more than 50 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Accrued and unpaid dividends for any past dividend periods may be declared and paid at any time and for such interim periods to holders of record on the applicable Dividend Record Date. Any dividend payment made on the Series D Preferred Stock will first be credited against the earliest accrued but unpaid dividend due with respect to the Series D Preferred Stock that remains payable.


    Dividends on Series D Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds available for the payment of such dividends and whether or not such dividends are declared. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series D Preferred Stock that may be in arrears. Holders of Series D Preferred Stock will not be entitled to any dividends, whether payable in cash, property or shares of stock, in excess of the full cumulative dividends, as described herein, on the Series D Preferred Stock.

    If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of stock (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to holders of Series D Preferred Stock will be in the same portion that the dividends paid or made available to the holders of Series D Preferred Stock for the year bears to the Total Dividends.


    Except as provided in the next sentence, no dividends will be declared or paid on any Parity Shares unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for the payment thereof set aside for such payment on the Series D Preferred Stock for all prior dividend periods. If accrued dividends on the Series D Preferred Stock for all prior dividend periods have not been paid in full, then any dividend declared on the Series D Preferred Stock and on any Parity Shares for any dividend period will be declared ratably in proportion to accrued and unpaid dividends on the Series D Preferred Stock and such Parity Shares.

    The Company will not (a) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Shares (as defined below) or (b) redeem, purchase or otherwise acquire for consideration any Junior Shares through a sinking fund or otherwise (other than a redemption or purchase or other acquisition of Common Stock made for purposes of any employee incentive or benefit plan of the Company or any subsidiary), unless (i) all cumulative dividends with respect to the Series D Preferred Stock and any Parity Shares at the time such dividends are payable have been paid or declared and funds have been set apart for payment of such dividends and (ii) sufficient funds have been paid or declared and set apart for the payment of the dividend for the current dividend period with respect to the Series D Preferred Stock and any Parity Shares.

    As used herein, (a) the term "dividend" does not include dividends or other distributions payable solely in Fully Junior Shares, or in options, warrants or rights to subscribe for or purchase any Fully Junior Shares, (b) the term "Junior Shares" means the Common Stock and any other class or series of shares of stock of the Company now or hereafter issued and outstanding that ranks junior to the Series D Preferred Stock as to the payment of dividends or in the distribution of assets or amounts upon liquidation, dissolution and winding up and (c) the term "Fully Junior Shares" means Junior shares that rank junior to the Series D Preferred Stock both as to the payment of dividends and distribution of assets upon liquidation, dissolution and winding up.

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series D Preferred Stock will be entitled to receive out of assets of the Company legally available for distribution to stockholders a liquidation preference of $25.00 per share of Series D Preferred Stock, plus an amount per share of Series D Preferred Stock equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders, and no more.

    Until the holders of Series D Preferred Stock and Parity Shares have been paid their liquidation preference in full, no payment will be made to any holder of Junior Shares upon the liquidation, dissolution or winding up of the Company. If upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series D Preferred Stock are insufficient to pay in full the amount payable upon liquidation with respect to the Series D Preferred Stock and any other Parity Shares, then such assets, or the proceeds thereof, will be distributed among the holders of Series D Preferred Stock and any such Parity Shares ratably in accordance with the respective amounts which would be payable on such Series D Preferred Stock and any such Parity Shares if all amounts payable thereon were paid in full. Neither a consolidation or merger of the Company with another entity, statutory share exchange by the Company nor a sale, lease or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.


    The Series D Preferred Stock is not redeemable by the Company prior to June 30, 2003. On and after June 30, 2003, the Company, at its option, upon not less than 30 or more than 90 days' written notice, may redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accumulated, accrued and unpaid dividends thereon to the date fixed for redemption, without interest. If fewer than all of the outstanding Series D Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares), by lot or by any other method determined by the Company in its sole discretion to be equitable.

    Unless full cumulative dividends on all Series D Preferred Stock and Parity Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series D Preferred Stock or Parity Shares may be redeemed or purchased by the Company except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series D Preferred Stock or Parity Shares, as the case may be.

    Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of Series D Preferred Stock at the address shown on the stock transfer books of the Company. Each notice shall state: (a) the redemption date; (b) the number of Series D Preferred Stock to be redeemed; (c) the redemption price per share; (d) the place or places where certificates for Series D Preferred Stock are to be surrendered for payment of the redemption price; and (e) that dividends on the Series D Preferred Stock will cease to accrue on such redemption date. If less than all Series D Preferred Stock is to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series D Preferred Stock to be redeemed from such holder. If notice of redemption for any Series D Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of Series D Preferred Stock so called for redemption, then from and after the redemption date, dividends will cease to accrue on such Series D Preferred Stock, such Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

    The holders of Series D Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividends payable with respect to such Series D Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date or the Company's default in the payment of the dividend due. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series D Preferred Stock which have been called for redemption.

    The Series D Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption.

    Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of Series D Preferred Stock will have no voting rights.


    If six or more quarterly dividends payable on the Series D Preferred Stock or any Parity Shares are in arrears, whether or not earned or declared and whether or not consecutive, the number of directors then constituting the Board will be increased by two, and the holders of Series D Preferred Stock, voting together as a class with the holders of any other series of Parity Shares, will have the right to elect two additional directors to serve on the Company's Board at any annual meeting of stockholders or a properly called special meeting of the holders of the Series D Preferred Stock and the voting Parity Shares until all such dividends and dividends for the current quarterly period on the Series D Preferred Stock and such other voting Parity Shares have been declared and paid or set aside for payment. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all directors so elected will terminate with the termination of such voting rights.



    The approval of at least two-thirds of the outstanding shares of Series D Preferred Stock and all other Parity Shares similarly affected, voting as a single class, is required in order to (a) amend the Company's Charter to affect materially and adversely the rights, preferences or voting power of the holders of the Series D Preferred Stock or Parity Shares, (b) enter into a share exchange that affects the Series D Preferred Stock, or consolidate the Company with or merge the Company with another entity, unless in each such case each share of Series D Preferred Stock remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof identical to that of the Series D Preferred Stock (except for changes that do not materially and adversely affect the holders of Series D Preferred Stock), or (c) authorize, create or increase the authorized amount of any shares of any class, or any security convertible into shares of any class, having rights senior to the Series D Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Company, unless provision is made for the redemption of the Series D Preferred Stock. However, the Company may create additional classes of Parity Shares and Junior Shares, increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Series D Preferred Stock.


    Except as provided above and as required by applicable law, the holders of Series D Preferred Stock are not entitled to vote on any merger or consolidation involving the Company, on any share exchange or on a sale of all or substantially all of the assets of the Company.

    The Series D Preferred Stock are not convertible into or exchangeable for any other property or securities of the Company at the option of the holder.

    For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer "individuals" during the last half of a full taxable year or during a proportionate part of a shorter taxable year. See "--Restrictions on Ownership and Transfer." Under the constructive ownership provisions of the Code, stock owned by an entity, including a corporation, life insurance company, mutual fund or pension trust, is treated as owned by the ultimate individual beneficial owners of the entity. Because the Company intends to maintain its qualification as a REIT, the Company's Charter contains certain restrictions on the ownership and transfer of capital stock, including the Series D Preferred Stock, intended to assist the Company in complying with these requirements. For a complete description of these restrictions, see "--Restrictions on Ownership and Transfer."


    Subject to certain exceptions specified in the Company's Charter, no holder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 8.5% of any class or series of Preferred Stock. The Board has waived this restriction with respect to the acquisition of Series D Preferred Stock for a holder who is not an "individual" within the meaning of Section 542(a)(2) of the Code, so long as, through such holder's ownership of such Series D Preferred Stock, (a) no "individual" would be considered the beneficial owner of more than 8.5% of the Series D Preferred Stock and (b) the Company would not be deemed to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(h)(3) of the Code) in any tenant of the Company. If a holder were to acquire more than 8.5% of the Series D Preferred Stock and such holder did not meet the criteria set forth in the preceding sentence, such holder's shares of Series D Preferred Stock would be subject to the provisions in the Charter relating to a violation of the ownership limits as set forth under the caption "--Restrictions on Ownership and Transfer."


RESTRICTIONS ON OWNERSHIP AND TRANSFER

    For the Company to qualify as a REIT under the Code, beginning with calendar year 1996, generally not more than 50% of the value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and its outstanding stock must be beneficially owned by at least 100 persons. See "Federal Income Tax Considerations--REIT Qualification" To help the Company meet these requirements and otherwise maintain its REIT status, the Charter includes three basic protective provisions affecting the ownership and transfer of the Company's issued and outstanding shares of any class or series of Common Stock or Preferred Stock ("Equity Stock"): (a) a general prohibition against actual or constructive ownership by any person (other than persons designated by the Board as "Excepted Holders", described further below) of more than 8.5% of the lesser of the number or value of the outstanding shares of any class or series of Equity Stock; (b) a prohibition against ownership of Equity Stock that would cause the Company to be "closely held" or to otherwise fail to qualify as a REIT (such as ownership that would result in the Company being treated as owning an interest in a tenant if income derived by the Company from that tenant would cause the Company to fail to satisfy any of the REIT gross income requirements); and (c) a prohibition against transfers that would result in the Equity Stock being owned by less than 100 persons. In addition, in January, 1996, the Company issued shares of Common Stock that, prior to the end of that month, were held by 100 individuals in order to meet the 100-person requirement.

    These ownership restrictions took effect on February 23, 1996 and may be terminated if the Board determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT or that compliance with the ownership limits and restrictions on transfer is no longer required in order for the Company to qualify as a REIT.

    These restrictions on ownership and transfer may have the effect of precluding acquisition of control of the Company or otherwise limit the opportunity for stockholders to receive a premium for their shares of Common Stock that might otherwise exist if an investor attempted to assemble a block of shares of Common Stock in excess of the 8.5% ownership limit or the higher ownership limits set for certain stockholders.

    TRANSFERS IN TRUST. The Charter provides that, upon any attempted transfer of Equity Stock (including warrants or options to acquire Equity Stock) that would cause any person to be treated as owning Equity Stock in violation of the ownership restrictions (other than the prohibition against transfers that would result in less than 100 owners), the number of shares that would cause the violation are automatically transferred to a trustee for the benefit of a charitable beneficiary as "Shares-in-Trust." The person who otherwise would have been considered the owner (the "Prohibited Owner") will have no rights or economic interest in those shares. For these purposes, potentially violative "ownership" is evaluated by taking into account the broad constructive ownership rules of Sections 544 and 318 of the Code, with certain modifications. In addition, a "transfer" that is subject to these restrictions includes any issuance, sale, transfer, gift, assignment, devise or other disposition as well as any other event that causes any person to have or acquire ownership (applying the constructive ownership rules) of Equity Stock.

    The trustee is entitled to vote all Shares-in-Trust and to receive all distributions on Shares-in-Trust, and will hold such distributions for the benefit of the charitable beneficiary. If any distributions with respect to Shares-in-Trust are paid to the Prohibited Owner before the Company discovers the violation of the ownership limit, the Prohibited Owner must pay that amount to the trustee. Distributions on Shares-in-Trust will be used by the trustee first to pay any expenses of the trust, second to pay any expenses of the Company incurred in connection with the trust and third to pay any excess to the charitable beneficiary. The Prohibited Owner is not to receive any benefit from distributions.

    The trustee is obligated to sell the Shares-in-Trust promptly to a person who would not cause a violation of the ownership restrictions (at which time the shares will cease to be Shares-in-Trust) and to distribute the net sale proceeds first to pay any expenses of the trust, second to pay any expenses of the Company incurred in connection with the trust, third to pay the Prohibited Owner an amount intended to ensure that the Prohibited Owner will not realize any appreciation in value of the shares and fourth to pay any excess to the charitable beneficiary. If a Prohibited Owner sells Shares-in-Trust before the Company discovers the transfer, such shares are deemed to have been sold on behalf of the trust. To the extent that the Prohibited Owner received more in that sale than the Prohibited Owner would otherwise be entitled to receive under these provisions, the excess must immediately be delivered to the trustee.

    COMPANY PURCHASE RIGHT. The Company also will have the right to purchase all or any portion of the Shares-in-Trust, and the Shares-in-Trust are deemed to have been offered to the Company, at the lesser of: (a) the price per share paid for such shares in the transaction that created the Shares-in-Trust (or if no price was paid, the market price at the time of that event); and (b) the market price on the date the Company or its designee accepts the offer. This purchase right exists for a period of 90 days after the later of: (a) the date of the purported transfer that created the Shares-in-Trust, if the Company receives notice of the event; and (b) the date the Company determines in good faith that a purported transfer creating Shares-in-Trust has occurred, if the Company does not receive notice of the event. The Company may not, however, exercise this right after the trustee has sold the Shares-in-Trust to a person whose ownership will not cause a violation of the ownership restrictions.

    REPORTING OF TRANSFERS AND OWNERSHIP. To assist in the enforcement of the ownership restrictions, the Charter requires any person who acquires or attempts to acquire Equity Stock in violation of the ownership restrictions (or who would own shares of Equity Stock but for the automatic transfer to the trust) to give the Company immediate written notice of that event. In the case of a proposed or attempted violative transfer, the purported transferee must give at least 15 days' prior written notice of the event and provide any other information the Company requests in order to determine whether such transfer affects the Company's REIT status.


    In addition, the Charter generally requires every person who owns more than 5% (or such lower percentage as is required under the applicable Treasury Regulations) of the number or value of the outstanding shares of any class or series of Equity Stock to give the Company written notice, within 30 days after the close of each taxable year, stating the owner's name and address, the number of shares of each class or series of Equity Stock owned and a description of how the shares are held. These owners must generally provide any additional information the Company requests in order to determine whether such ownership affects the Company's REIT status and to ensure compliance with the ownership restrictions. All remaining owners must generally provide ownership information upon request. The Charter allows the Board to determine the information that must be delivered by each owner of Equity Stock.


    TRANSFERS VOID. The Charter also provides that if, for any reason, a transfer to the trust described above would not effectively prevent the Prohibited Owner from violating the ownership restrictions, then the purported transfer is void ab initio and the Prohibited Owner does not acquire any rights in the excess Equity Stock.

    EXCEPTED HOLDERS. In order to permit ownership in excess of the specified 8.5% ownership limit for persons who will not jeopardize the Company's REIT status, the Charter permits the Board to designate certain "Excepted Holders." Excepted Holders must supply appropriate representations and undertakings designed to protect the Company's REIT status (such as information establishing that the Excepted Holder is treated as a "look-through" entity in applying the REIT stock ownership tests and that the deemed ownership of the Company shares through the entity will be appropriately dispersed so as not to jeopardize the Company's REIT status). Other than the general Excepted Holder provision with respect to holders of Series D Preferred Stock that are not individuals as described under "--Designated Preferred Stock" above, each Excepted Holder will be subject to a separate ownership limit as specified by the Board.

    Other than any entities that may hold in excess of 8.5% of the outstanding Series D Preferred Stock, the only current Excepted Holders (and their respective Excepted Holder Limits for Common Stock) are Ameritech (29%), Prudential (29%), Hunt (23.7%), USAA (20%), OTR (8.5%), and Morgan Stanley (1,600,000 shares), six of the principal shareholders of the Company. Ameritech, Prudential, Hunt, USAA, OTR and Morgan Stanley have entered into separate "Excepted Holder Agreements" with the Company under which they have given representations and undertakings designed to protect the Company's REIT status. Prudential has represented and covenanted to the Company that the shares that it beneficially owns, including shares held on behalf of certain insurance company separate accounts, will be treated as being held proportionately by its policyholders. USAA has represented and covenanted to the Company that shares that it owns will be treated as held proportionately by the shareholders of its ultimate parent corporation and that no individual will be treated as owning more than the "basic" 8.5% ownership limit. Hunt's shares are held by a partnership that also has represented and covenanted to the Company that the shares it owns will be held so that no individual will be treated as owning more than the basic 8.5% ownership limit, except that up to 15.3% of the lesser of the number or value of any outstanding class of Equity Stock may be treated as owned by one individual and such individual's family as defined in Code Section 544(a)(2). Accordingly, under the basic 8.5% ownership limit and the existing Excepted Holder Limits, no five or fewer individuals would be permitted to own more than 49.3% of the outstanding Equity Stock. One individual, owning through Hunt, may own up to 15.3%.


    The Excepted Holder Agreements with Ameritech and OTR permit Ameritech (and previously permitted OTR) to own up to 100% of the outstanding shares of Series B Preferred Stock and currently permit Ameritech to own up to 29% of the outstanding shares of Common Stock and OTR to own up to 8.5% of the outstanding shares of Common Stock. The Excepted Holder Agreement with Morgan Stanley permits Morgan Stanley acting on its own behalf and on behalf of its clients accounts over which it has investment discretion to own shares of Common Stock equal to the greater of 1,600,000 shares or 8.5% of the outstanding shares of Common Stock. These agreements and the Hunt and USAA Excepted Holder Agreement also provide for certain adjustments to the ownership limits if the Company engages in certain types of redemptions or repurchases of Common Stock. Ameritech and OTR have represented and covenanted that they are "qualified trusts" entitled to "look-through" treatment in applying the REIT ownership restrictions and that none of their beneficiaries has been treated as owning a significant portion of the shares it owns.


    Under the Excepted Holder Agreements, the Excepted Holders have made representations with respect to their actual or constructive ownership of interests in tenants of the Company. These representations are designed to assist the Company to qualify as a REIT. A breach of any of these representations, except as determined by the Board with respect to a particular Excepted Holder, may result in certain shares of Equity Stock held by such Excepted Holder becoming Shares-in-Trust. The Excepted Holder Agreement entered into with Prudential and Ameritech provide that a tenant ownership issue of this type will be resolved other than through the creation of Shares-in-Trust.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

    The Company has adopted a dividend reinvestment and stock purchase plan designed to provide holders of Common Stock with a convenient and economical means to reinvest all or a portion of their cash dividends in shares of Common Stock and to acquire additional shares of Common Stock through voluntary purchases. First Chicago Trust Company of New York, which serves as the Company's transfer agent, administers the dividend reinvestment and stock purchase plan.

                            DESCRIPTION OF WARRANTS

    The Company may issue Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. Warrants may be issued independently or together with Debt Securities, Preferred Stock, or Common Stock offered by any Prospectus Supplement and may be attached to or separate from any such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement that will be filed with the SEC in connection with the offering of such Warrants.

DEBT WARRANTS

    The Prospectus Supplement relating to a particular issue of Debt Warrants will describe the terms of such Debt Warrants, including the following: (a) the title of such Debt Warrants; (b) the offering price of such Debt Warrants, if any; (c) the aggregate number of such Debt Warrants; (d) the designation and terms of the Debt Securities purchasable upon exercise of such Debt Warrants;
(e) if applicable, the designation and terms of the Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (f) if applicable, the date from and after which such Debt Warrants and any Debt Securities issued therewith will be separately transferable; (g) the principal amount of Debt Securities purchasable upon exercise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such Debt Warrants that may be exercised at any one time; (j) whether the Debt Warrants represented by the Debt Warrant certificates or Debt Securities that may be issued upon exercise of the Debt Warrants will be issued in registered or bearer form; (k) information with respect to book-entry procedures, if any; (l) the currency or currency units in which the offering price, if any, and the exercise price are payable; (m) if applicable, a discussion of material United States federal income tax considerations; (n) the antidilution provisions of such Debt Warrants, if any;
(o) the redemption or call provisions, if any, applicable to such Debt Warrants; and (p) any additional terms of the Debt Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Debt Warrants.

STOCK WARRANTS

    The Prospectus Supplement relating to any particular issue of Preferred Stock Warrants or Common Stock Warrants will describe the terms of such Warrants, including the following: (a) the title of such Warrants; (b) the offering price for such Warrants, if any; (c) the aggregate number of such Warrants; (d) the designation and terms of the Common Stock or Preferred Stock purchasable upon exercise of such Warrants; (e) if applicable, the designation and terms of the Offered Securities with which such Warrants are issued and the number of such Warrants issued with each such Offered Security; (f) if applicable, the date from and after which such Warrants and any Offered Securities issued therewith will be separately transferable; (g) the number of shares of Common Stock or Preferred Stock purchasable upon exercise of a Warrant and the price at which such shares may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such Warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price, if any, and the exercise price are payable;
(k) if applicable, a discussion of material United States federal income tax considerations; (l) the antidilution provisions of such Warrants, if any; (m) the redemption or call provisions, if any, applicable to such Warrants; and (n) any additional terms of the Warrants, including terms, procedures, and limitations relating to the exchange and exercise of such Warrants.

OUTSTANDING WARRANTS

    The Company issued 553,000 Merger Warrants on April 8, 1996. Each Merger Warrant entitles the holder to receive one share of Common Stock upon its exercise. The Merger Warrants are listed for trading on the American Stock Exchange. The Merger Warrants are exercisable during the period May 23, 1997 through February 24, 1999. The exercise price of the Merger Warrants is $16.23 (the average of the closing prices of the Common Stock for the first 20 trading days after the Merger).

    The exercise price of the Merger Warrants and the number of shares of Common Stock issuable upon exercise of the Merger Warrants are subject to adjustment in the event of stock dividends, stock splits, subdivisions, reclassifications, reorganizations, consolidations and mergers. If a holder of Merger Warrants fails to exercise his or her Merger Warrants before their expiration, those warrants will expire and the holder will have no further rights with respect to Merger Warrants. A holder of Merger Warrants will not have any rights, privileges or liabilities of a stockholder of the Company prior to exercise of the Merger Warrants, including the rights to vote and to receive distributions.

    On February 23, 1996, the Company issued a warrant to purchase shares of Common Stock to USAA (the "USAA Warrant"). The USAA Warrant was issued as consideration for the grant by USAA to the Company of the USAA Option. The USAA Warrant has an exercise price of $14.60 per share and covers 184,900 shares of Common Stock. On April 3, 1966, USAA sold the USAA Warrant to an affiliate of Morgan Stanley for $300,000.

                              SELLING STOCKHOLDERS

    The following table sets forth the name of each Selling Stockholder and relationship, if any, with the Company and (a) the number of shares of Common Stock beneficially owned by each Selling Stockholder as of July 1, 1998, (assuming no shares have been sold under this Prospectus as of such date), (b) the maximum number of shares of Common Stock which may be offered for the account of such Selling Stockholder under the Prospectus, and (c) the amount and percentage of Common Stock to be owned by the Selling Stockholder assuming the sale of all the Common Stock which may be offered hereunder.


                                                                                                               AMOUNT AND
                                                                      SHARES OF            MAXIMUM            PERCENTAGE OF
                                                                     COMMON STOCK     NUMBER OF SHARES        COMMON STOCK
                                                                     BENEFICIALLY      OF COMMON STOCK     BENEFICIALLY OWNED
                                                                    OWNED PRIOR TO      WHICH MAY BE      AFTER THE OFFERING(1)
NAME OF SELLING STOCKHOLDER AND RELATIONSHIP TO COMPANY                OFFERING        SOLD HEREUNDER          AMOUNT - %
-----------------------------------------------------------------  ----------------  -------------------  ---------------------
Hunt Acquisitions Partners, Ltd.(2)..............................        1,027,581          1,027,581              --
  1445 Ross at Field
  Dallas, Texas 75202

The Prudential Insurance Company of
  America(3).....................................................        7,491,650          7,491,650              --
  8 Campus Drive
  Parsippany, New Jersey 07054

The Prudential Variable Contract Real Property Partnership.......          506,894            506,894              --
  8 Campus Drive
  Parsippany, New Jersey 07054

Strategic Performance Fund--II, Inc..............................        1,013,788          1,013,788              --
  8 Campus Drive
  Parsippany, New Jersey 07054

Multi-Market Special Investment Fund II..........................          493,642            493,642              --
  J.P. Morgan Investment Management, Inc.
  522 Fifth Avenue
  New York, New York 10036

Commingled Trust Fund Special Situation Investments--Real
  Estate.........................................................          493,642            493,642              --
  J.P. Morgan Investment Management, Inc.
  522 Fifth Avenue
  New York, New York 10036

USAA Real Estate Company.........................................        1,148,430          1,148,430              --
  8000 Robert F. McDermott Freeway
  Suite 600
  San Antonio, Texas 98230

State Street Bank and Trust Company, as Trustee for Ameritech
  Pension Trust(4)...............................................        8,888,598          8,888,598              --
  One Enterprise Drive
  Solomon Willard Building (W6C)
  North Quincy, Massachusetts 02171

OTR .............................................................          649,351            649,351              --
  275 East Broad Street
  Columbus, Ohio 43215

                                                                                                               AMOUNT AND
                                                                      SHARES OF            MAXIMUM            PERCENTAGE OF
                                                                     COMMON STOCK     NUMBER OF SHARES        COMMON STOCK
                                                                     BENEFICIALLY      OF COMMON STOCK     BENEFICIALLY OWNED
                                                                    OWNED PRIOR TO      WHICH MAY BE      AFTER THE OFFERING(1)
NAME OF SELLING STOCKHOLDER AND RELATIONSHIP TO COMPANY                OFFERING        SOLD HEREUNDER          AMOUNT - %
-----------------------------------------------------------------  ----------------  -------------------  ---------------------
R. William Gardner...............................................            8,840              8,840              --
  1625 Bethel Road, Suite 203
  Columbus, Ohio 43220

Douglas C. Gardner...............................................           17,680             17,680              --
  1625 Bethel Road, Suite 203
  Columbus, Ohio 43220

Steven D. Gardner................................................           17,680             17,680              --
  1625 Bethel Road, Suite 203
  Columbus, Ohio 43220

Todd L. Platt....................................................           22,100             22,100              --
  13600 Heritage Parkway, Suite 200
  Fort Worth, Texas 76177

------------------------

(1) Assumes the sale of all shares of Common Stock registered hereunder, although none of the Selling Stockholders are under any obligation known to the Company to sell any shares of Common Stock.

(2) Also reporting beneficial ownership of the same shares are Ray L. Hunt and RLH Investments, Inc. Their address is the same as that of Hunt.

(3) Includes 3,689,947 shares of Common Stock held by The Prudential Insurance Company of America on behalf of three insurance company separate accounts.


(4) Assumes that Ameritech converts all its shares of Series B Preferred Stock into shares of Common Stock on a one-share-for-one-share basis (the initial conversion rate).


    The Company and the Selling Stockholders are parties to various agreements (the "Registration Rights Agreements"), copies of which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part, pursuant to which the Company agreed, among other things, to register the offer and sale of the Selling Stockholder Offered Securities under the Securities Act, and the Selling Stockholders and the Company agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act in connection with the sale of the shares pursuant to a registered public offering contemplated by the Registration Rights Agreements. Pursuant to the Registration Rights Agreements, the Selling Stockholders are required to pay the underwriting discounts and commissions and expenses of their legal counsel and accountants associated with the offering contemplated hereby, and the Company is generally required to pay all of the other expenses directly associated with the offering, including, without limitation, the cost of registering the shares offered hereby, including applicable registration and filing fees, printing expenses and applicable expenses for legal counsel and accountants incurred by the Company. The Company may from time to time grant registration rights to other stockholders of the Company. The names of and other information regarding any such stockholders will be set forth in a Prospectus Supplement pursuant to which any Selling Stockholder Offered Securities of such stockholders are offered for sale.

                              PLAN OF DISTRIBUTION

    The Company may sell the Offered Securities in or outside the United States through underwriters, brokers or dealers, directly to one or more purchasers, or through agents. Any of the Selling Stockholders may sell any of the Selling Stockholder Offered Securities through underwriters, either separately or in connection with offerings of Offered Securities by the Company or through brokers or dealers either separately in connection with block trades by the Selling Stockholders or in connection with offerings of

Offered Securities by the Company. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers, or agents, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the Offered Securities may be listed.

    If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters or agents to purchase the Offered Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Offered Securities if any are purchased. The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    The Company may also sell the Offered Securities pursuant to one or more standby agreements with one or more underwriters in connection with the call for redemption of a specified class or series of any securities of the Company or any subsidiary of the Company. In such a standby agreement, the underwriter or underwriters would agree either (a) to purchase from the Company up to the number of shares of Common Stock that would be issuable upon conversion of all of the shares of such class or series of securities of the Company or its subsidiary at an agreed price per share of Common Stock or (b) to purchase from the Company up to a specified dollar amount of Offered Securities at an agreed price per Offered Security which price may be fixed or may be established by formula or other method and which may or may not relate to market prices of the Common Stock or any other security of the Company then outstanding. The underwriter or underwriters would also agree, if applicable, to convert into Common Stock or other security of the Company any securities of such class or series held or purchased by the underwriter or underwriters. The underwriter or underwriters may assist in the solicitation of conversions by holders of such class or series of securities.

    If dealers are used in the sale of Offered Securities with respect to which this Prospectus is delivered, the Company, or with respect to any block trades the Selling Stockholders, will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The name of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

    Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time at fixed prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the Offered Securities with respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Company or the Selling Stockholders or from purchasers of Offered Securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters, agents, and dealers participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company or the Selling Stockholders and any profit on the resale of the Offered Securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.


    Upon the Company's being notified by a Selling Stockholder of any change in the identity of the Selling Stockholder or that any material arrangement has been entered into with an underwriter, broker or dealer for the sale of any Selling Stockholder Offered Securities through a secondary distribution, or a purchase by a broker or dealer, a Prospectus Supplement will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the names of such brokers or dealers; (b) the number of Selling Stockholder Offered Securities to be sold; (c) the price at which such Selling Stockholder Offered Securities are being sold; (d) the commissions paid or the discounts or concessions allowed to such brokers or dealers; (e) where applicable, that such broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented or amended;
(f) any change in the identity of the Selling Stockholder, and (g) other facts material to the transaction.


    If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.


    Agents, dealers and underwriters may be entitled under agreements entered into with the Company and/or the Selling Stockholders to indemnification by the Company and/or the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents, dealers, and underwriters may be customers of, engage in transactions with, or perform services for the Company and/or the Selling Stockholders in the ordinary course of business.


    The Offered Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Offered Securities.

        CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND BYLAWS

    The following summary of certain provisions of Maryland law and of the Charter and Bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Charter and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

BOARD OF DIRECTORS


    The Company's Organizational Documents specify that the initial number of directors is nine and allow a majority of the entire Board to increase or decrease the number of directors within a range of three to 15. The tenure of office of a sitting director will not be affected by any decrease in the number of directors. These provisions are in accord with Section 2-402 of the MGCL, which fixes the minimum number of directors at three and allows a range to be specified in a corporation's bylaws. As described below (see "--Amendment to Organizational Documents"), the Bylaws may be amended only by the Board, not by its stockholders. The Board could, therefore, amend the Bylaws to increase or decrease the number of directors within the specified range, without stockholder approval, but could not reduce the number of directors below three. Under certain circumstances the holders of shares of Series B Preferred Stock and the Series D Preferred Stock each are entitled to require, at least temporarily, that the Board be expanded and be entitled to fill the additional position or positions on the Board. See "Description of Stock--Preferred Stock."

    As permitted by the MGCL, the Charter provides that, subject to the rights of the holders of any series of Preferred Stock then outstanding, the Company's stockholders may remove any director, with or without cause, by the affirmative vote of a majority of all votes entitled to be cast for the election of directors. If the stockholders of any class or series are entitled separately to elect one or more directors, a majority vote of all votes of that class or series is required in order to remove without cause a director elected by that class or series.

MERGERS, CONSOLIDATIONS AND SALES OF ASSETS


    In general, under the MGCL, any proposed merger or consolidation of the Company with another company or companies, or any sale of all or substantially all the assets of the Company, must be approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter or such lesser percentage (subject to a specified minimum) as is set forth in the corporation's charter. The Charter provides, subject to the rights of any series of Preferred Stock then outstanding, that such transactions may be approved by the affirmative vote of a majority of all votes entitled to be cast on such matters.


BUSINESS COMBINATIONS


    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected or by an affiliate or associate of the Interested Stockholder, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. Hunt, RLH Corporation (and its affiliates), Ray L. Hunt (and his affiliates), USAA, United States Automobile Association (and its direct and indirect subsidiaries), Ameritech and Prudential, beneficially own more than 10% of the Company's voting shares and would, therefore, be Interested Stockholders under the business combination provisions of the MGCL. However, pursuant to the statute, the Company has exempted any business combinations involving these stockholders and affiliates and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between any of them and the Company. As a result, these stockholders and affiliates may be able to enter into business combinations with the Company that may not be in the best interest of its stockholders without compliance by the Company with the super-majority vote requirements and the other provisions of the statute.


CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers of the corporation or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (a) one-fifth or more but less than one-third; (b) one-third or more but less than a majority; or (c) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of Control Shares, subject to certain exceptions.



    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of receipt of both the demand and the undertaking to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.


    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.


    The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation prior to such acquisition.



    As permitted by the MGCL, the Bylaws exempt any acquisitions of shares of the Company's stock by Hunt, RLH Corporation (and its affiliates), Ray L. Hunt (and his affiliates), USAA and United Services Automobile Association (and its direct and indirect subsidiaries), Ameritech and Prudential. There can be no assurance that such provision will not be amended or eliminated at any time in the future.


RELATED PARTY TRANSACTIONS

    Although it is the Company's policy not to engage in transactions with its directors or officers, the Charter does not place specific restrictions on related party transactions. The Company is subject to the provisions of the MGCL concerning "interested director transactions," that is, transactions between the Company and a member of the Board or between the Company and another corporation, firm or other entity in which any of its directors is a director or has a material financial interest. Under the MGCL, a contract or transaction between a corporation and any of its directors, or between a corporation and any other corporation, firm or other entity in which any of its directors is a director or has a material financial interest, is not void or voidable solely for this reason, or solely because the director is present at or participates in the meeting of the board or committee that authorizes the contract or transaction, or solely because his or her votes are counted for such purpose, if:

    1. The fact of the common directorship or interest is disclosed or known to the board of directors or the committee, and the board or committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

    2. The fact of the common directorship or interest is disclosed or known to the stockholders entitled to vote thereon, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, excluding the votes of shares owned by the interested director or other interested party; or

    3.  The contract or transaction is fair and reasonable to the corporation.

SPECIAL MEETINGS OF STOCKHOLDERS

    The Bylaws provide that special meetings of the Company's stockholders may be called: (a) by the Chairman of the Board, the President or the Board; or (b) upon the written request of stockholders holding not less than 10% of all the votes entitled to be cast at the meeting. The request must state the purpose of the meeting and the matters proposed to be acted on at the meeting. Upon payment by the requesting stockholders of the cost of preparing and mailing notice of the meeting, the Secretary of the Company must give notice to each stockholder entitled to notice. Unless requested by stockholders entitled to cast a majority of the votes entitled to be cast at the meeting, a special meeting need not be called to consider any matter that is substantially the same as one voted on at any special meeting during the preceding 12 months. Under the Bylaws, if the Company calls a special meeting for the purpose of electing one or more directors, any stockholder of record at the time the notice is given who is entitled to vote at the meeting may nominate a person or persons for election by giving notice containing specified information to the Secretary not earlier than the 90th day before the meeting and not later than the later of the 60th day before the meeting or the 10th day after the day on which a public announcement is first made of the date of the meeting and the nominees proposed by the Board. Only persons nominated in accordance with procedures specified in the Bylaws are eligible to serve as directors and only the business specified in the notice of the meeting may be conducted at the meeting.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS


    The Bylaws establish procedures for nominations or other business brought by stockholders at annual meetings. Under these procedures, a stockholder entitled to vote in the election of directors generally may nominate one or more persons for election to the Board or propose other business at an annual meeting only if the stockholder gives notice to the Secretary of the Company not less than 60 nor more than 90 days before the first anniversary of the preceding year's annual meeting. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, to be timely, notice by the stockholder must be delivered not earlier than the 90th day before such annual meeting and not later than the close of business on the later of the 60th day before such annual meeting or the tenth day following the day on which public announcement of the date of such meeting was first made. Such notice must contain specified information. For example, in the case of a nomination by a stockholder, the notice must include the information about each nominee that is required to be disclosed pursuant to the proxy rules under the Exchange Act.


AMENDMENTS TO ORGANIZATIONAL DOCUMENTS

    Section 2-604 of the MGCL and Article 7 of the Charter govern amendments to the Charter. After the Board proposes a charter amendment, the affirmative vote of the holders of a majority of the outstanding voting stock, voting together as a single class, is required to amend the Charter. The Bylaws provide that the Board has the exclusive power to adopt, alter or repeal any provision of the Bylaws, except for the provision relating to the application of the control share acquisition provisions of the MGCL, which may not be amended or repealed, in whole or in part, without the prior written consent of Ray L. Hunt (or any affiliate of Ray L. Hunt), USAA, Ameritech and Prudential. See "Certain Provisions of Maryland Law and of the Charter and Bylaws--Control Share Acquisitions."

LIABILITY AND INDEMNIFICATION OF CERTAIN PERSONS


    The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment which is material to the cause of action. The Charter contains such a provision which eliminates such liabilities to the maximum extent permitted by Maryland law.



    The MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not), to indemnify a director or officer who has been successful on the merits or otherwise, against reasonable expenses incurred in defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for any adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.


    The Charter obligates the Company to the maximum extent permitted by Maryland law to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer of the Company or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Charter also permits the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any other capacity as described above and to any employee or agent of the Company or a predecessor of the Company.

    The Company has entered into indemnification agreements with each of its officers and directors. The indemnification agreements require, among other matters, that the Company indemnify its executive officers and directors to the fullest extent permitted by law and advance to the officers all related expenses, subject to reimbursement, if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under the Company's directors' and officers' liability insurance. Although the indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or stockholders to eliminate the rights it provides. It is the position of the SEC that indemnification of directors and officers for liability under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

COMMON STOCK

    Article 4 of the Charter authorizes the Company to issue up to 175 million shares of Common Stock, of which 30,166,984 shares were outstanding at March 31, 1998. The holders of shares of Common Stock have the right to vote on all matters for which a common stockholder is entitled to vote at all meetings of the stockholders of the Company, and will be entitled to one vote for each share of Common Stock entitled to vote at such a meeting. Common Stock is subject to ownership limits and restrictions on transfer. See "Description of Stock."

PREFERRED STOCK


    Article 4 of the Charter authorizes the Company to issue up to 25 million shares of Preferred Stock, of which 1,623,376 shares of Series B Preferred Stock and 2,000,000 shares of Series D Preferred Stock are presently outstanding. Preferred Stock, like Common Stock, is subject to ownership limits and restrictions on transfer. See "Description of Stock--Restrictions on Ownership and Transfer."



    Subject to any limitations imposed by the NYSE and the rights of the holders of shares of Series B Preferred Stock and shares of Series D Preferred Stock, the Company may, without stockholder approval, issue shares of Preferred Stock in classes and series, and may establish from time to time the number of shares to be included in each such class or series, and fix the designation, powers, preferences and the rights of the shares of each such class or series and the qualifications, limitations and restrictions of each. Except as otherwise provided by law, the holders of the Preferred Stock have and will have only such voting rights as are provided for or expressed in the resolutions of the Board relating to such Preferred Stock.


    The Board believes it is desirable for the Company to have Preferred Stock available for possible future financing and acquisition transactions, stock dividends or distributions and other general corporate purposes. The availability of such shares for issuance in the future will give the Company greater flexibility in obtaining financing or in acquiring Properties by permitting such shares to be issued without the expense and delay of a special stockholders' meeting.


    The availability of Preferred Stock, however, entails risks. Under certain circumstances, shares of Preferred Stock could be used to create voting impediments or to frustrate persons seeking to effect a takeover, engage in proxy contests, or otherwise gain control of the Company. The Board could authorize holders of Preferred Stock to vote as a class, either separately or with the holders of Common Stock, and with voting rights that are the same as or different from the voting rights of Common Stock, on the election of directors, or approval of a merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. See "Description of Stock--Preferred Stock" for a description of the voting rights of the Series B Preferred Stock and the Series D Preferred Stock. In addition, the shares of Preferred Stock could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid. Such uses could enhance the Board's ability to deal with attempts to gain control of, or impose transactions upon, the Company that the Board believes are coercive, unfair or otherwise not in the best interests of the Company and all of its stockholders, but which certain stockholders may find attractive. It is also possible that the dividend requirements and sinking fund, conversion or redemption provisions, if any, which may be fixed by the Board for any class or series of Preferred Stock at the time of issuance may have an adverse effect on the availability of earnings for distribution to holders of Common Stock or for other corporate purposes.


                       FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general summary of the material federal income tax considerations affecting the Company and holders of Common Stock. Vinson & Elkins L.L.P., counsel to the Company, has reviewed the following discussion and is of the opinion that it fairly summarizes the material federal income tax considerations to a holder of the Common Stock based on current law. This discussion is directed principally at stockholders who are individual United States citizens or residents. No attempt has been made to comment on all federal income tax consequences of the ownership of Common Stock. The summary does not address considerations that may be relevant to particular stockholders, including stockholders who are subject to special treatment under the federal income tax laws (such as insurance companies, financial institutions or broker-dealers), nor does it address any tax consequences under the laws of any state, local or foreign jurisdiction. No rulings will be sought from the IRS or any other tax authorities concerning the federal, state, local or other tax considerations relevant to the Company's operations or REIT status, or to the purchase, ownership or disposition of Common Stock. Because the following is only a summary, it is qualified in its entirety by the applicable provisions of the Code and the regulations adopted under the Code, court decisions, and the rulings and other pronouncements of the IRS, all of which are subject to change, possibly with retroactive effect.

    EACH PROSPECTIVE STOCKHOLDER OF THE COMPANY IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR ABOUT THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP OR DISPOSITION OF SHARES OF COMMON STOCK, PARTICULARLY IN LIGHT OF THAT STOCKHOLDER'S SPECIFIC CIRCUMSTANCES.

FEDERAL INCOME TAXATION OF THE COMPANY

    The Company believes that since its formation, it has been organized and operated in a manner that permits it to satisfy the various requirements for taxation as a REIT under the applicable provisions of the Code. The rules governing REIT's are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on operating results. While the Company believes it has satisfied these tests since its formation and plans to use its best efforts to do so on a continuing basis, no assurance can be given that such requirements will be met or that the Company will qualify as a REIT for any particular year.

    In the opinion of Vinson & Elkins L.L.P., commencing with the Company's initial taxable year ended December 31, 1995, if the Company is organized and operated as described in this Prospectus, the Company will be able to qualify as a REIT. It must be emphasized that this opinion is based and conditioned on various assumptions and representations of the Company and its officers that are described below. The Company's qualification as a REIT depends upon its ability to meet, through actual annual operating results, the various qualification tests imposed under the Code that are discussed below, the results of which will not be monitored or reviewed by Vinson & Elkins L.L.P. While the Company expects to satisfy these tests and plans to use its best efforts to do so, no assurance can be given that actual operations will meet these requirements and that the Company will qualify as a REIT for any particular year. The opinion of Vinson & Elkins L.L.P. is not binding on the IRS or any court. The opinion of Vinson & Elkins L.L.P. is based upon existing law, IRS regulations and currently published administrative positions of the IRS and judicial decisions, all of which are subject to change either prospectively or retroactively.

    If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income tax on that portion of its ordinary income or net capital gain that is currently distributed to stockholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the Federal "double taxation" on earnings (once at the corporate level and once again at the stockholder level) that usually results from investments in a corporation.

    Even if the Company qualifies for taxation as a REIT, however, the Company may be subject to Federal income or excise tax, including the following: First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gain. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax." Third, if the Company has net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by the Company by foreclosure or otherwise on default on a loan secured by such property) that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income (currently 35%). Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either the 75% or 95% gross income test (discussed below) but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails either of the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during a year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year and (c) any undistributed taxable income from prior years, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. However, to the extent the Company elects to retain and pay income tax on net long term capital gains it received during the year, such amounts will be treated as having been distributed for purposes of the 4% excise tax. Seventh, if the Company should acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and the Company subsequently recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which the asset was acquired by the Company, then, to the extent of the excess of the fair market value of the asset over its adjusted basis upon its acquisition by the Company, such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS.

REQUIREMENTS FOR QUALIFICATION


    The Code defines a REIT as a corporation, trust or association: (a) that is managed by one or more directors or trustees, (b) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (c) that would be taxable as a domestic corporation but for the REIT provisions of the Code, (d) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (e) the beneficial ownership of which is held by 100 or more persons, and (f) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). The Company expects to meet each of these requirements. In addition, certain other tests, described below, regarding the nature of its income and assets also must be satisfied, which the Company anticipates. The Code provides that conditions (a) through (d), inclusive, must be met during the entire taxable year and that condition (e) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (e) and (f) (the "100-Stockholder Requirement" and "Five-or-Fewer Requirement") do not apply for the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (e) and (f), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of conditions (f).


    To protect against violations of the stock ownership requirements, the Charter provides that no person (other than an "Excepted Holder") is permitted to own, applying certain constructive ownership tests, more than 8.5% of the lesser of the number or value of the outstanding shares of any class of the Company's stock (the "Ownership Limit"). An Excepted Holder is a person who the Board has determined will be permitted to hold shares in excess of the Ownership Limit, based upon appropriate representations and undertakings designed to protect the Company's REIT status (such as information establishing that the Excepted Holder is treated as a "look-through" entity in applying the REIT stock ownership tests and that the deemed ownership of the Company shares through it will be appropriately dispersed so as not to jeopardize the Company's REIT status). Each Excepted Holder will be subject to a separate ownership limit as specified by the Board. Attempted transfers of shares of the Company's stock that would violate the ownership limits (or related restrictions contained in the Charter or Excepted

Holder Agreements) generally will cause the number of shares in excess of the limit to be transferred automatically to a trust for the benefit of a charitable beneficiary rather than to the purported transferee.

    To monitor the Company's compliance with the share ownership requirements, the Company is required to maintain records disclosing the actual ownership of its stock. To do so, the Company must demand written statements each year from the record holders of 5% or more of its shares. (If the Company were to have less than 2,000 record stockholders, the demand would have to be made to record holders of smaller percentages of the shares.) In those statements, the record holders are to disclose who actually owns the shares (that is, the persons required to include the Company's dividends in their gross incomes). The Company must maintain a list of those persons who fail or refuse to comply with this demand. Such stockholders must submit a statement with their tax returns disclosing the actual ownership of the shares of stock and certain other information.

    GROSS INCOME TESTS. In order to qualify as a REIT for a particular year, the Company also must meet two tests governing the sources of its gross income that are designed to ensure that the Company earns its income principally from passive real estate investments. In evaluating a REIT's income under the income tests, the REIT will be treated as receiving its proportionate share of the income produced by any partnership in which the REIT invests, and any such income will retain the character that it has in the hands of the partnership. The Company may, from time to time, own and operate a number of its properties through "qualified REIT subsidiaries." The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and such items of the REIT.

    SEVENTY-FIVE PERCENT GROSS INCOME TEST. At least 75% of a REIT's gross income for each taxable year must be derived from specified classes of income that principally are real estate related. The key permitted categories are: (a) rents from real property; (b) interest on loans secured by real property; (c) gain from the sale of real property or real property loans (excluding gain from the sale of property that is held primarily for sale to customers in the ordinary course of a trade or business, which is referred to below as "dealer property"); (d) income from the operation and gain from the sale of certain property acquired in connection with the foreclosure of a mortgage securing that property or upon a default on a lease of the property ("foreclosure property");
(e) distributions on, or gain from the sale of, shares of other REITs; and (f) "qualified temporary investment income" (described below).

    In evaluating the Company's compliance with the 75% income test (as well as the 95% income test described below), gross income does not include gross income from "prohibited transactions." A prohibited transaction is a sale of dealer property, not including foreclosure property and certain dealer property held by the Company for at least four years.

    The Company expects that substantially all of its operating gross income from its properties will be considered rent from real property. Rent from real property is qualifying income for purposes of the 75% income test only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants, and rent attributable to personal property leased together with the real property so long as the personal property rent is less than 15% of the total rent. The Company does not expect to earn material amounts of income from services rendered to tenants or from personal property.

    Rent from real property generally does not include rent based on the income or profits derived from the property, unless the computation is based only on a fixed percentage of receipts or sales. Also excluded is rent received from a person or corporation in which the Company (or any of its 10% or greater owners) owns a 10% or greater interest. The Company does not expect to earn income in these two excluded categories.

    A third exclusion covers amounts received with respect to real property if the Company furnishes services to the tenants or manages or operates the property, other than through an "independent contractor" from whom the Company does not derive any income. The obligation to operate through an independent contractor generally does not apply, however, if any services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant (applying standards that govern in evaluating whether rent from real property would be unrelated business taxable income when received by a tax-exempt owner of the property). A DE MINIMIS exception allows the Company to provide non-customary services to its tenants and not disqualify income as rents from real property so long as the value of the impermissible services does not exceed 1% of the Company's gross income from the property. The amount the Company receives that is attributable to impermissible services cannot be valued at less than 150% of the direct cost to the Company providing the services. The Company generally will directly operate and manage its properties without using an "independent contractor," although independent contractors may be employed to perform certain day-to-day property management duties, such as collection of rents and routine maintenance. The Company believes that the only material services to be provided to tenants will be those usually or customarily rendered in connection with the rental of space for occupancy only. The Company does not provide services that might be considered rendered primarily for the convenience of the tenants. The Company believes that substantially all its income from the properties will be qualifying income under the 75% income test.

    A portion of the proceeds of the Offering may be invested in interest-bearing accounts and an investment fund or funds that invest substantially all their assets in diversified portfolios of U.S. dollar-denominated "money market" instruments (such as bank certificates of deposit and bankers acceptances, commercial paper and repurchase agreements) and obligations issued or guaranteed by the U.S. government or its agencies or instrumentalities. The interest and dividend income earned on those funds should be includable under the 75% income test as "qualified temporary investment income" (which includes income earned on stock or debt instruments acquired with the proceeds of a stock offering, not including amounts received under a dividend reinvestment plan). Qualified temporary investment income treatment only applies during the one-year period beginning when a REIT receives the new capital.

    Upon the Company's ultimate sale of its properties, any gains realized are expected to constitute qualifying income, as gain from the sale of real property (not involving a prohibited transaction).

    NINETY-FIVE PERCENT GROSS INCOME TEST. In addition to earning 75% of its gross income from the sources listed above, at least an additional 20% of the Company's gross income for each taxable year must come either from those sources, or from dividends, other interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional "passive" investment sources that are not necessarily real estate related. The term "interest" (under both the 75% and 95% tests) does not include amounts that are based on the income or profits of any person, unless the computation is based only on a fixed percentage of receipts or sales.

    FAILING THE BASIC GROSS INCOME TESTS. As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources (such as brokerage commissions or other fees for services rendered). While the Company does not anticipate that it will earn substantial amounts of nonqualifying income, if nonqualifying income exceeds 5% of the Company's gross income, the Company could lose its status as a REIT. If a REIT fails to meet either the 75% or 95% income tests during any taxable year, it may still qualify as a REIT for that year if the failure was due to reasonable cause and certain relief provisions apply, although a special penalty tax may be owed. See "--Federal Income Taxation of the Company."

    ASSET TESTS. In order to qualify as a REIT for a particular year, on the last day of each calendar quarter the Company also must meet two tests concerning the nature of its investments. First, at least 75% of the value of the Company's total assets generally must consist of real estate assets, cash, cash items (including receivables) and government securities. For this purpose, "real estate assets" include interests in real property, interests in loans secured by mortgages on real property or by interests in real property, shares in other REITs, certain options, and for the one-year period following receipt of new capital, stock and debt instruments acquired with that new capital. Real estate assets do not include mineral, oil or gas royalty interests. Second, although the balance of the Company's assets generally may be invested without restriction, except for securities that are considered real estate assets, the Company will not be permitted to own: (a) securities of any one nongovernmental issuer that represent more than 5% of the value of the Company's total assets; or (b) more than 10% of the outstanding voting securities of any single issuer. A REIT may, however, own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. The Company may, from time to time, hold certain properties through qualified REIT subsidiaries. In evaluating a REIT's assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership.

    The Company anticipates that it will comply with these asset tests. As was described above, for a temporary period, some of the proceeds of the Offering may be invested principally in interest-bearing accounts and an investment fund or funds that invest substantially all their assets in diversified portfolios of U.S. dollar-denominated "money market" instruments (such as bank certificates of deposit and bankers acceptances, commercial paper and repurchase agreements) and obligations issued or guaranteed by the U.S. government or its agencies or instrumentalities, which should constitute qualifying assets, at least during the initial one-year period following the Offering. Substantially all of the Company's other investments will be in properties that should represent qualifying real estate assets.

    ANNUAL DISTRIBUTION REQUIREMENT. To maintain REIT status, the Company generally must distribute to its stockholders in each taxable year at least 95% of its net ordinary income (capital gain is not required to be distributed). More precisely, the Company must distribute an amount equal to: (a) 95% of the sum of (i) its "REIT Taxable Income" before the deduction for dividends paid and excluding any net capital gain and (ii) any net income from foreclosure property less the tax on such income, minus (b) certain limited categories of "excess non-cash income." REIT Taxable Income is defined to be the taxable income of the REIT, computed as if it were an ordinary corporation, with certain modifications. For example, net income from foreclosure property and net income from prohibited transactions are excluded. In addition, the REIT may carry over, but not carry back, a net operating loss for 15 years after the year in which it was incurred.

    A REIT may satisfy the 95% distribution test with dividends paid during the taxable year and with certain dividends paid after the end of the taxable year. Dividends paid in January that were declared during the last calendar quarter of the prior year and were payable to stockholders of record during the last calendar quarter of that prior year are treated as paid on December 31 of the prior year (both for the Company and its stockholders). Because dividends that are paid in a subsequent year and fail to meet this test will be subject to a nondeductible 4% excise tax, the Company anticipates distributing its fourth quarter dividends within the taxable year, or by January 31 of the following year. Dividends declared before the due date of the Company's tax return for the taxable year (including extensions) also will be treated as paid in the prior year (although subject to the excise tax) if they are paid: (a) within 12 months of the end of such taxable year; and (b) no later than the Company's next regular distribution payment. Dividends that are paid after the close of a taxable year and do not qualify under the rule governing payments made in January will be taxable to the stockholders in the year paid, even though they may be taken into account by the Company for a prior year.

    The Company will be taxed at regular corporate rates to the extent that it retains any portion of its taxable income. For example, if the Company only distributes the required 95% of its taxable income, it would be taxed on the retained 5%. The Company currently intends to distribute sufficient income to satisfy the annual 95% distribution requirement. Under certain circumstances, however, the Company may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for the Company's funds, or due to timing differences between tax reporting and cash receipts and disbursements (income may have to be reported before cash is received, or expenses may have to be paid before a deduction is allowed). Although the Company does not anticipate difficulties in meeting this requirement, no assurance can be given that the necessary funds will be available. If the Company fails to make a required distribution, it would lose its REIT status.

    If the Company fails to meet the 95% distribution requirement because of an adjustment to the Company's taxable income by the IRS, the Company may be able to cure the failure retroactively by paying to its stockholders a "deficiency dividend" (as well as paying applicable interest and penalties to the IRS) within a specified period.

    SPECIAL DISTRIBUTION REQUIREMENT; BUILT-IN GAIN RULES. The Code and regulations provide that a corporation may be taxed as a REIT only if it has no earnings and profits accumulated in any non-REIT year (including amounts attributable to entities merged into the REIT). The Company expects to be treated as a REIT from inception and does not believe that it inherited any earnings and profits from any of the Merged Trusts that were accumulated during any non-REIT years. Pursuant to IRS Notice 88-19, if a REIT acquires the assets of a C corporation in a tax-free transaction, unless the REIT makes a special election to recognize any built-in gain over a ten-year period, the C corporation is treated as having disposed of the assets in a taxable transaction immediately before the transfer to the REIT. Due to the REIT status of the Merged Trusts, the Company does not believe that these requirements apply to the Company or the Merged Trusts. If the IRS were to challenge successfully the REIT status of one or more of the Merged Trusts during any period prior to the Merger, depending upon the specific circumstances, the rules applicable to transfers from C corporations to REITs might adversely affect the Company's ability to qualify as a REIT.

FAILURE TO QUALIFY AS A REIT

    For any taxable year in which the Company fails to qualify as a REIT, it would be taxed at the usual corporate rates on all of its taxable income. Distributions to its stockholders would not be deductible in computing that taxable income and distributions would no longer be required under the Code. Any corporate level taxes generally would reduce the amount of cash available to the Company for distribution to its stockholders or for reinvestment. Because the stockholders would continue to be taxable on the distributions they receive, the net after-tax yield to the stockholders from their investment in the Company likely would be reduced substantially. As a result, the Company's failure to qualify as a REIT during any taxable year could have a material adverse effect on the Company and its stockholders. If the Company loses its REIT status, unless certain relief provisions apply, the Company would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which the Company's election was terminated.

    If, after forfeiting its REIT status, the Company later qualifies and elects to be taxed as a REIT again, the Company may face additional adverse tax consequences. Prior to the end of the year in which the Company sought to qualify again as a REIT, the Company would be required to make distributions sufficient to eliminate any earnings and profits accumulated during its period of non-REIT status. Moreover, under IRS Notice 88-19, immediately prior to the effectiveness of the election to return to REIT status, the Company would be treated as having disposed of all of its assets in a taxable transaction, triggering taxable gain with respect to the Company's appreciated assets. In that event, however, under current law the Company would be permitted to elect an alternative treatment under which those gains would be taken into account only as and when they actually were recognized upon sales of the appreciated property occurring within a ten-year period (certain proposed legislation might eliminate this alternative treatment, in which case the Company might choose to remain a C corporation). The Company would be required to distribute at least 95% of any such recognized gains, but it would not receive the benefit of a dividends-paid deduction to reduce those taxable gains. Thus, any such gains on appreciated assets would be subject to double taxation (that is, at the corporate level as well as the stockholder level).

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

    Distributions generally will be taxable to stockholders as ordinary income to the extent of the Company's earnings and profits. Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year will generally be treated as if received by the stockholders on December 31 of the calendar year during which they were declared. Distributions paid to stockholders will not constitute passive activity income and, as a result, generally cannot be offset by losses from passive activities of a stockholder who is subject to the passive activity rules.

    Distributions designated by the Company as capital gains dividends generally will be taxed as long-term capital gains to stockholders to the extent that the distributions do not exceed the Company's actual net capital gain for the taxable year. The IRS has announced that it will issue regulations providing that a REIT may designate a capital gain dividend distribution as coming from three sources: (a) a 20% capital gain rate distribution in the case of capital assets held for more than 18 months prior to disposition, (b) a 28% capital gain rate distribution in the case of capital assets held for more than 12 months but less than 18 months prior to disposition, or (c) a 25% capital gain rate distribution in the case of depreciable real property held for more than 12 months prior to disposition to the extent of "unrecaptured section 1250 gain" with respect to the property. If no designation is made regarding the capital gain dividend, it is treated as a 28% rate gain distribution. Corporate stockholders may be required to treat up to 20% of any such capital gains dividends as ordinary income. Distributions by the Company, whether characterized as ordinary income or as capital gains, are not eligible for the 70% dividends received deduction for corporations. Stockholders are not permitted to deduct losses or loss carryforwards of the Company. Future regulations may require that stockholders take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of the Company.

    The Company may generate cash in excess of its net earnings. If the Company distributes cash to stockholders in excess of the Company's current and accumulated earnings and profits, the excess cash will be deemed to be a nontaxable return of capital to each stockholder to the extent of the adjusted tax basis of the stockholder's shares, and the distribution will reduce the stockholder's basis (but not below zero). Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares. A stockholder who has received a distribution in excess of the current and accumulated earnings and profits of the Company may, upon the sale of the shares, realize a higher taxable gain or a smaller loss because the basis of the shares as reduced by that distribution will be used for purposes of computing the amount of the gain or loss.

    For taxable years beginning after December 31, 1997, the Company may designate a certain amount as undistributed capital gains upon which the Company must pay tax within 30 days after the close of such year, and the amount designated must also be reported by the Company's stockholders as long-term capital gains for their tax years in which the last day of the Company's tax year falls. Such designation must be made in a written notice mailed to the stockholders within 60 days of the close of the Company's taxable year (or mailed to its stockholders with its annual report for the taxable year). The stockholders are treated as having paid the capital gains tax imposed on the Company on the designated amounts and are allowed a credit or refund for the tax deemed paid. Stockholders can increase the adjusted bases of their shares by the difference between the designated amounts included in their long-term capital gains and tax deemed paid with respect to their shares. The Company's earnings and profits will be adjusted for any such undistributed capital gains in accordance with regulations to be prescribed by the IRS.

    Generally, gain or loss realized by a stockholder upon the sale of shares will be reportable as capital gain or loss. If a stockholder receives a capital gain dividend from the Company and sells the shares before holding them for more than six months, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss to the extent of the corresponding capital gain dividend received.

    In any year in which the Company fails to qualify as a REIT, its stockholders generally will continue to be treated in the same fashion described above, except that the Company dividends will not be eligible for treatment as capital gains dividends, corporate stockholders will qualify for the dividends received deduction and the stockholders will not be required to report any share of the Company's tax preference items.

BACKUP WITHHOLDING

    The Company will report to its stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. If a stockholder is subject to backup withholding, the Company will be required to deduct and withhold from any dividends payable to that stockholder a tax of 31%. These rules may apply: (a) when a stockholder fails to supply a correct taxpayer identification number; (b) when the IRS notifies the Company that the stockholder is subject to the rules or has furnished an incorrect taxpayer identification number; or (c) in the case of corporations or others within certain exempt categories, when they fail to demonstrate that fact when required. A stockholder who does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be creditable against the stockholder's federal income tax liability. The Company also may be required to withhold a portion of capital gain distributions made to stockholders who fail to certify their non-foreign status to the Company.

TAXATION OF DOMESTIC TAX-EXEMPT STOCKHOLDERS

    In 1993, the federal income tax laws were changed to facilitate investments by pension funds in REITs. As described above, a corporation cannot be a REIT if more than 50% of the value of its stock is owned by five or fewer individuals at any time during the last half of a taxable year. In applying this test, pension trusts (and certain other tax-exempt stockholders) formerly were treated as single individuals. Beginning in 1994, however, a qualified pension trust generally has not been considered a single individual in evaluating a REIT's ownership. Instead, beneficiaries of the pension trust are treated as holding the pension trust's stock investment in the REIT in proportion to their actuarial interests in the pension trust.

    In general, a tax-exempt entity that is a stockholder of the Company will not be subject to tax on distributions from the Company or gain realized on the sale of shares. In Revenue Ruling 66-106, the IRS ruled that a REIT's distributions to a tax-exempt employees' pension trust did not constitute unrelated business taxable income. However, when the law was changed to relax the stock ownership restrictions applicable to pension plan investors, a related change was made for unrelated business income tax purposes. This provision applies only if a REIT is a "Pension-Held REIT." In that case, those pension trusts owning more than 10% of the value of the REIT's stock may be required to report a portion of any dividends they receive from the REIT as unrelated business taxable income. One aspect of the definition of a Pension-Held REIT requires that either one pension trust must own more than 25% of the value of the REIT's stock, or one or more pension trusts (each of which owns more than 10%) must own in the aggregate more than 50% of the value of the REIT's stock. The Company intends to operate such that, if it were classified as a Pension-Held REIT, these provisions would not cause its stockholders that are pension trusts to receive dividends that would be considered unrelated business taxable income, however there can be no assurance that the Company will be able to operate in such a manner. A tax-exempt entity, however, may be subject to the unrelated business income tax on dividends from or gain on the Company's shares to the extent that the tax-exempt entity financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code.

    For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (9), (17) and (20) of the Code, respectively, income from an investment in the Company will constitute unrelated business taxable income unless the organization is able to deduct amounts properly set aside or placed in reserve for certain purposes so as to offset the unrelated business taxable income generated by the investment in the Company. These investors must consult their own tax advisors concerning the "set aside" and reserve requirements.

TAXATION OF FOREIGN STOCKHOLDERS

    The rules governing United States income, gift and estate taxation of foreign entities and individuals who are neither citizens nor residents of the U.S. are complex. They depend not only upon U.S. tax principles, but also upon the treaties, if any, between the U.S. and the countries of the foreign investors. The following discussion is only a summary of certain U.S. federal income tax considerations potentially affecting foreign stockholders of the Company, who must consult with their own advisors to evaluate all relevant tax considerations.

    The character of distributions on the Company's shares generally will be determined in the same fashion for foreign stockholders as for domestic stockholders (that is, a distribution may be categorized as a taxable ordinary income dividend paid out of the Company's current or accumulated earnings and profits, a nontaxable return of capital, a distribution in excess of the stockholder's basis that is taxable as gain from sale of the shares or a capital gain dividend). See "--Taxation of Taxable Domestic Stockholders."

    If income or gain from the shares is effectively connected with a U.S. trade or business conducted by a foreign stockholder ("effectively connected income"), it generally will be subject to regular U.S. income taxes at graduated rates rather than to the withholding tax described below. Foreign stockholders whose income from the shares is effectively connected income may file an IRS Form 4224 with the Company certifying to that effect. Such income may be subject to the alternative minimum tax, and a special alternative minimum tax may apply to nonresident alien individuals. Foreign corporate stockholders receiving effectively connected income from the shares also may be subject to an additional 30% branch profits tax, unless certain exemptions apply.

    Foreign stockholders whose income from the shares is not effectively connected income generally will be subject to withholding at a 30% rate on ordinary income dividends paid by the Company, unless an applicable tax treaty reduces that rate. For this purpose, however, ordinary income distributions will be presumed to represent dividends paid out of earnings and profits, rather than nontaxable returns of capital or capital gains. If such a distribution is later determined to have exceeded earnings and profits, an affected foreign stockholder may claim a refund for excess withholdings.

    Any distributions that are attributable to gain from the sale of United States real property interests (whether or not specifically designated as capital gain dividends) will be subject to the Foreign Investment in Real Property Tax Act ("FIRPTA"). Under FIRPTA, those distributions will be treated as gains that are effectively connected income and generally will be taxed at regular U.S. capital gains tax rates. As a means of collecting this tax, the Treasury Regulations require the Company to withhold 35% of any distributions to foreign stockholders that the Company could designate as capital gains dividends. If the amount of the FIRPTA withholding exceeds the applicable tax, the foreign stockholder may obtain a refund.

    Gain from the sale of shares generally will not be subject to U.S. taxation. The sale of shares generally will not be subject to FIRPTA because the Company should qualify as a "domestically-controlled REIT" (only a minority, if any, of the Company's stockholders are expected to be foreign stockholders). If any capital gain dividends or gains from the sale of shares constitute effectively connected income, however, regular U.S. taxes may apply as described above. If a nonresident alien stockholder is present in the U.S. for 183 days or more during the year for which the gains are reportable and has a "tax home" in the U.S., a 30% tax may apply to the capital gains.

    Upon the death of a foreign individual stockholder, the stockholder's shares will be treated as part of the stockholder's U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

POSSIBLE TAX LAW CHANGES

    The anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Congress at any time may consider changes to the tax laws, and any such legislation may affect the treatment of real estate investments, in general, or REITs in particular. For example, in 1996 the Clinton administration proposed certain legislation (that has not been enacted) that would require immediate recognition of built-in gains of certain large C corporations (with a stock value in excess of $5 million) that elect to be taxed as REITs (potentially applicable if a REIT loses its REIT status and then seeks to requalify) or of large C corporations the assets of which are acquired by REITs in tax-free transactions (effectively repealing the ability to elect under IRS Notice 88-19 to report any such built-in gains only to the extent that they are recognized when and if the appreciated assets are sold during a ten-year period). The Clinton administration's budget proposal announced on February 2, 1998 includes a proposal to amend the REIT asset tests with respect to non-qualified REIT subsidiaries, such as certain the Company's corporate subsidiaries. The proposal would prohibit a REIT from owning more than 10% of the vote or value of the outstanding stock of any non-qualified REIT subsidiary. Existing non-qualified REIT subsidiaries would be grandfathered, and therefore subject only to the 5% asset test and 10% voting securities test of current law, except that such grandfathering would terminate if the subsidiary engaged in a new trade or business or acquired substantial net assets. As a result, if the proposal were to be enacted, certain of the Company's subsidiaries would become subject to the new 10%-vote-and-value limitation if they commenced new trade or business activities or acquired substantial new assets after the specified effective date. The Company could not satisfy the new test because it would be considered to own more than 10% of the value of the stock of such subsidiaries. Accordingly, the proposal, if enacted, would materially impede the ability of certain of the Company's corporate subsidiaries to engage in other activities without jeopardizing the Company's REIT status. No prediction can be made as to whether these or any other changes to the REIT tax rules will be implemented, or whether any changes that might take effect would adversely affect the Company's ability to qualify as a REIT or the treatment of the Company's stockholders.

STATE AND LOCAL TAXES

    The Company will be subject to the taxing jurisdiction of each state in which it owns properties or otherwise engages in business. Stockholders also may be subject to state or local taxes in various jurisdictions, including those in which they reside or transact business. The state or local tax treatment may differ from the federal income tax treatment described above. As a general matter, however, stockholders receiving dividends from the Company are likely to be taxable on those amounts only in their states of residence. Because of the potential diversity of the state and local rules, this Prospectus does not include a discussion of state or local taxation of the Company or the stockholders, nor is any representation made as to the tax status of the Company or the stockholders in any state or local jurisdiction. All stockholders must consult their own tax advisors concerning the possible application of any state or local tax laws.

                                    EXPERTS

    The audited financial statements and schedules incorporated by reference herein and in the Registration Statement to the extent and for the periods indicated in their reports, have been audited by Arthur

Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and have been included herein and in the Registration Statement in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS


    The legality of certain Offered Securities will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Certain legal matters will be passed upon for the Company by Vinson & Elkins L.L.P., Dallas, Texas.

                                    GLOSSARY

    "AMERITECH" means State Street Bank and Trust Company, as trustee for the Ameritech Pension Trust (or any successor trustee).

    "ASSET PURCHASE" means the sale by Trust 83 to the Company of all of Trust 83's properties (except the Charleston Business Park property) and certain other assets, in accordance with the Amended and Restated Asset Purchase Agreement between the Company and Trust 83 dated as of November 10, 1995.

    "BOARD" means the board of directors of the Company.

    "BYLAWS" means the Second Amended and Restated Bylaws of the Company, as amended.

    "CHARTER" means the Third Amended and Restated Articles of Incorporation of the Company.

    "CODE" means the Internal Revenue Code of 1986, as amended, together with its predecessor.

    "COMMISSION" means the Securities and Exchange Commission.

    "COMMON STOCK" means the Company's common stock, par value $.001 per share.


    "COMPANY" means Meridian Industrial Trust, Inc., a Maryland corporation, and one or more of its subsidiaries as appropriate.


    "CONSOLIDATION TRANSACTIONS" means the Merger and the Asset Purchase.

    "CONTROL SHARE" means voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquiror thereof or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy) would entitle the acquiror to exercise voting power in electing directors within any of the following ranges of voting power: (i) one-fifth or more but less than one-third;
(ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

    "CONTROL SHARE LAW" means Sections 3-701 through 3-709 of the MGCL.

    "CONVERSION PRICE" means the price at which the Series B Preferred Stock may be converted into Common Stock at the option of the holder.

    "EQUITY STOCK" means Common and Preferred Stock of the Company.

    "EXCEPTED HOLDERS" means a person whom the Board has determined will be permitted to hold shares in excess of the Ownership Limit, based upon appropriate representations and undertakings designed to protect the Company's REIT status.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "FIRPTA" means the Foreign Investment in Real Property Act.

    "FIVE OR FEWER REQUIREMENT" means the requirement under the Code that not more than 50% in value of the Company's outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year (other than the first year).

    "FUNDS FROM OPERATION" means, in accordance with the resolution adopted by the Board of Governors of NAREIT, net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustment from unconsolidated partnerships and joint ventures.

    "HUNT" means Hunt Acquisitions Partners, Ltd., a Delaware limited partnership.

    "HUNT REALTY" means Hunt Realty Corporation, a Delaware corporation.

    "INDEPENDENT DIRECTOR" means a director of the Company who is not an officer, full-time employee or member of the immediate family of an officer in full-time employment of the Company.


    "INTERESTED STOCKHOLDERS" means, in accordance with the MGCL, any person who owns 10% or more of the voting power of a corporation's shares or an affiliate or associate of the Company who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the Company.


    "IRS" means the Internal Revenue Service.

    "LIBOR" means the London Interbank Offered Rate.

    "MERGED TRUSTS" means Trust IV, Trust VI and Trust VII all of which were merged into the Company on February 23, 1996.

    "MERGER" means the merger of Trusts IV, VI and VII into the Company in accordance with the Merger Agreement and applicable law.

    "MERGER AGREEMENT" means the Amended and Restated Agreement and Plan of Merger dated as of November 10, 1995 among the Merged Trusts and the Company.

    "MERGER WARRANTS" means the warrants to purchase shares of Common Stock to be issued by the Company to the holders of Trust VI common stock and Trust VII common stock in connection with the Merger.

    "MORTGAGE LOAN" means the Loan Administration Agreement between the Prudential Insurance Company of America and the Company, as amended.

    "MGCL" means the Maryland General Corporation Law, as amended from time to time.

    "NYSE" means the New York Stock Exchange.

    "ORGANIZATIONAL DOCUMENTS" means the Charter and Bylaws.

    "OTR" means OTR, an Ohio general partnership acting on behalf of and as nominee for The State Teachers Retirement Board of Ohio.

    "OWNERSHIP LIMIT" means the restriction contained in the Charter providing that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8.5% of the lesser of the number or value of the outstanding shares of any class of the Company's stock.

    "PREFERRED STOCK" means all series of preferred stock of the Company.

    "PREFERRED STOCK PRIVATE PLACEMENT" means the private placement of shares of the Series B Preferred Stock to Ameritech and OTR.

    "PROHIBITED OWNER" means the person who would otherwise be considered the owner of Shares-in-Trust had such shares not been transferred to a trustee because such owner violated the Ownership Limit.

    "PROPERTIES" means all of the properties owned by the Company.

    "PROSPECTUS" means this prospectus.

    "RECAPITALIZATION" means the May 31, 1995 closing of the transactions under the stock purchase agreements between Hunt and each of the Merged Trusts and the stock purchase agreements between

USAA and each of the Merged Trusts, and the concurrent restructuring or retirement of the Trusts' indebtedness.

    "REFINANCING" means (i) the retirement of certain Trust indebtedness that took place when the Consolidation Transactions closed using the net proceeds of the Preferred Stock Private Placement and (ii) the availability of funds under the Unsecured Credit Facility.

    "REIT" means a real estate investment trust meeting the requirements of Sections 856 through 860 of the Code.

    "REIT TAXABLE INCOME" means taxable income of a REIT, computed as if it were an ordinary corporation, with certain modifications.

    "RULE 144" means Rule 144 adopted by the SEC under the Securities Act.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SERIES A PREFERRED STOCK" means the Series A Preferred Stock, par value $.001 per share of the Company that was redeemed or canceled in the Merger.


    "SERIES B PREFERRED STOCK" means the Series B Convertible Preferred Stock, par value $.001 per share, of the Company issued in the Preferred Stock Private Placement.


    "SERIES D PREFERRED STOCK" means the Series D Cumulative Redeemable Preferred Stock, par value $.001 per share, of the Company.

    "SHARES-IN-TRUST" means shares of Equity Stock (including warrants or options to acquire Equity Stock) that would be automatically transferred to a trustee for the benefit of a charitable beneficiary because they would cause a person to be treated as owning Equity Stock in violation of the Company's Ownership Limit.

    "STOCK PLAN" means the Amended and Restated Employee and Director Incentive Stock Plan of the Company.

    "TRUST 83" means Meridian Point Realty Trust '83, a California business trust.

    "TRUST IV" means Meridian Point Realty Trust IV Co., a Missouri corporation that merged into the Company on February 23, 1996.

    "TRUST VI" means Meridian Point Realty Trust VI Co., a Missouri corporation that merged into the Company on February 23, 1996.

    "TRUST VII" means Meridian Point Realty Trust VII Co., a Missouri corporation that merged into the Company on February 23, 1996.

    "TRUSTS" means Trust VI, Trust VI, Trust VII and Trust 83, collectively.

    "USAA" means USAA Real Estate Company, a Delaware corporation which is an indirect, wholly-owned subsidiary of United Services Automobile Association, a reciprocal interinsurance exchange formed under the Texas Insurance Code.

    "USAA OPTION" means the option USAA granted to the Company to purchase certain industrial property located in Lakeland, Florida and the right of first refusal to purchase certain land and improvements located in Chicago, Illinois.

    "USAA WARRANT" means the warrant to purchase shares of Common Stock that the Company issued to USAA as consideration for the USAA Option.

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    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR IN A PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT ANY INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Incorporation by Reference................................................    2
The Company...............................................................    3
Use of Proceeds...........................................................    3
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends.......    3
Description of Debt Securities............................................    4
Description of Stock......................................................   18
Description of Warrants...................................................   29
Selling Stockholders......................................................   32
Plan of Distribution......................................................   33
Certain Provisions of Maryland Law and of the Charter and Bylaws..........   35
Federal Income Tax Considerations.........................................   40
Experts...................................................................   50
Legal Matters.............................................................   50
Glossary..................................................................   51


                                     [LOGO]

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS
                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                 JULY 17, 1998


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